UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ACTIVE POWER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2128 W. BRAKER LANE, BK 12, AUSTIN, TEXAS 78758

April 15, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Active Power, Inc., which will be held at the company’s principal executive offices, located at 2128 W. Braker Lane, Austin, TX 78758, BK 12, on Thursday, May 14, 2009, at 1:00 p.m. Central Time.

Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

After careful consideration, our Board of Directors has unanimously approved the proposals set forth in the proxy statement and recommends that you vote in favor of such proposals, including the proposal for the election of the directors nominated to the Active Power, Inc. Board of Directors.

You may vote your shares by telephone, by the Internet, or by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. Telephone and Internet voting instructions can be found on the attached proxy. Representation of your shares at the Annual Meeting is very important. Accordingly, whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy promptly by one of the methods offered. You may revoke your proxy at any time prior to the Annual Meeting. If you are able to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

Sincerely,

James A. Clishem President, Chief Executive Officer & Director

ACTIVE POWER, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2009

TO THE STOCKHOLDERS OF ACTIVE POWER, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Active Power, Inc., a Delaware corporation, will be held on Thursday, May 14, 2009, at 1:00 p.m. Central Time, at our principal executive offices, located at 2128 W. Braker Lane, Austin, Texas 78758, BK 12, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect three Class III Directors to serve until our 2012 Annual Meeting of Stockholders, or until their successors are duly elected and qualified;

2.	To approve a one-time stock option exchange program for employees other than directors and executive officers;

3.	To ratify the appointment of Ernst & Young LLP as independent auditors for our Company for the fiscal year ending December 31, 2009; and

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 20, 2009 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the proxy in the envelope enclosed for your convenience, or vote your shares by telephone or by the Internet as promptly as possible. Telephone and Internet voting instructions can be found on the attached proxy. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

John K. Penver

Vice President of Finance and Chief Financial Officer

& Company Secretary

Austin, Texas

April 15, 2009

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY TELEPHONE, BY THE INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2009

Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2008. Pursuant to rules promulgated by the United States Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2009 Annual Report to Shareholders, including our Form 10-K for the year ended December 31, 2008, are available at our web site at http://www.activepower.com.

ACTIVE POWER, INC.

2128 W. Braker Lane, BK 12

Austin, Texas 78758

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2009

General

The enclosed proxy is solicited on behalf of the Board of Directors of Active Power, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on May 14, 2009. The Annual Meeting will be held at 1:00 p.m. Central Time at our principal executive offices, located at 2128 W. Braker Lane, Austin, Texas 78758, BK 12. These proxy solicitation materials were mailed on or about April 15, 2009, to all stockholders entitled to vote at our Annual Meeting.

Voting

The specific proposals to be considered and acted upon at our Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On March 20, 2009, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 60,458,311 shares of our common stock outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 20, 2009. The presence, in person or by proxy, of holders of a majority of our shares entitled to vote is necessary to constitute a quorum at this Annual Meeting. Stockholders may not cumulate votes in the election of directors. The vote of a plurality of the shares of our common stock present in person or represented by proxy at this meeting and entitled to vote on the election of directors is necessary for the election of a director. The nominees receiving the greatest number of votes at this meeting will be elected to our Board of Directors, even if they receive less than a majority of such shares. This proposal to allow for a one-time stock option exchange will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a proxy submitted by a broker or nominee specifically indicating lack of discretionary authority to vote on the matter). Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Proxies

If the enclosed form of proxy is properly signed and returned or if you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by our Board of Directors unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will also be voted FOR the approval of Proposals Two and Three as described in this Notice of Annual Meeting and proxy statement. You may revoke or change your proxy at any time before the Annual Meeting by filing with our Corporate Secretary at our principal executive offices at 2128 W. Braker Lane, Austin, Texas 78758, BK 12, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one (1) copy of the proxy statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (512) 836-6464 or by mail addressed to Investor Relations, c/o Active Power, Inc., 2128 W. Braker Lane, Austin, TX 78758, BK 12, requesting such copies. If a stockholder is receiving multiple copies of the proxy statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2010 Annual Meeting of Stockholders and in our proxy statement and form of proxy relating to that meeting, must be received by us at our principal executive offices in Austin, Texas, addressed to our Corporate Secretary, not later than December 16, 2009, the date which is 120 days prior to April 15, 2010. With respect to any stockholder proposal not submitted pursuant to Rule 14a-8 and unless notice is received by us in the manner specified in the previous sentence, the proxy holders shall have discretionary authority to vote against any proposal presented at our 2010 Annual Meeting of Stockholders. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our Bylaws.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

Composition of the Board

The full Board of Directors currently consists of eight directors. The Board, in accordance with our certificate of incorporation, is divided into three classes, with Class I and Class III each having three directors and Class II having two directors. The terms of each class expire at successive annual meetings so that stockholders elect one class of directors at each annual meeting.

On March 12, 2009, the Board of Directors elected Robert S. Greenberg to the Board. Mr. Greenberg was identified by Spencer Stuart, an executive search consulting firm engaged by the Board in 2008 to identify potential director candidates. Pursuant to our Company bylaws, Mr. Greenberg’s term will expire at this Annual Meeting. If re-elected at this meeting, he will continue to serve as a Class III Director until the 2012 Annual Meeting, at which point his term will expire.

The current composition of the Board is:

Class I Directors (serving until the 2010 Meeting)	Richard E. Anderson Rodney S. Bond Benjamin L. Scott

Class II Directors (serving until the 2011 Meeting)	Jan H. Lindelow James A. Clishem

Class III Directors (term expiring at this Meeting)	Ake Almgren* James E. deVenny III* Robert S. Greenberg*

*	term expiring at this meeting

The election of three Class III Directors will take place at the meeting. At its meeting on March 12, 2009, the Board approved the recommendation of the Nominating and Corporate Governance Committee that the full Board remains comprised of eight directors and that the three Class III Directors be elected for a three-year term.

If elected at the annual meeting, each of the three Class III Director nominees will serve on the Board until the Annual Meeting in 2012, or, in each case, until their successors are duly elected and qualified in accordance with the Company’s Bylaws. If any of the three nominees should become unable to accept election, the persons named on the proxy card as proxies may vote for other person(s) selected by the Board or the named proxies. Management has no reason to believe that any of the nominees for election named below will be unable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Your Board Recommends Stockholders

Vote FOR each of the three Nominees Listed Below

Nominees for Election as Class III Directors with Terms Expiring at the 2012 Annual Meeting

Name	Age	Current Position	Proposed Class of Director
Ake Almgren	62	Director	Class III
James E. deVenny III	61	Director	Class III
Robert S. Greenberg	55	Director	Class III

Ake Almgren, 62, has served as a member of our Board of Directors since March 2004. Since May 2003, Dr. Almgren has served as President of his consultant company, ORKAS Corp. From July 1998 to May 2003, Dr. Almgren served as Chairman and Chief Executive Officer of Capstone Turbine Corp. Prior to his employment at Capstone, Dr. Almgren had a 26-year career at ASEA Brown Boveri Limited (ABB), a worldwide power solutions company, where he held the position of worldwide Business Area Manager for Distribution Transformers and managed the operation of 36 plants in 28 countries. He also was President of ABB Power T&D Company, President of ABB Power Distribution, and President of ABB Power Systems during his tenure at ABB. Dr. Almgren also serves on the board of managers of PJM Interconnect LLC. Dr. Almgren holds a Ph.D. in Engineering from Linkopings Tekniska Hogskola in Sweden and a Masters of Mechanical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

James E. deVenny III, 61, has served as a member of our Board of Directors since March 2008. From 1999 until March 2008, Mr. deVenny served as the co-founder, President and Chief Executive Officer of Dataside LLC, a Texas-based provider of enterprise data center space and managed network services. Mr. deVenny is now an independent consultant through his business JD Investments. Prior to founding Dataside Mr. deVenny co-founded Computex Support Systems, where he was employed for 15 years and was involved in the design and development of mission-critical data centers and telecommunications sites. Prior to this he spent five years as Vice President of Sales and Marketing for International Power Machines, a manufacturer of uninterruptible power supply systems. Mr. deVenny also serves on the board of Lumenate, a private technology consulting services company. He holds a Bachelor of Science degree in Journalism and Communications from the University of Florida.

Robert Greenberg, 55, has served as a member of our Board of Directors since March 2009. Since January 2009, Mr. Greenberg has been the Chief Information Officer and Vice President for Agco Corporation, a global manufacturer and distributor of agricultural equipment. Prior to joining Agco Corporation, Mr. Greenberg was Vice President and Chief Information Officer for 5 years with Nissan Americas, the US subsidiary of Nissan Motor Ltd, a global automotive manufacturer. Mr Greenberg also served in executive and CIO capacities over 20 years with Avaya, Inc., a global enterprise communications provider, Dell Computer, Inc and Exxon Mobil, including time spent in Asia Pacific. Mr. Greenberg holds both a Bachelor of Science and a Masters of Engineering degrees in Operations Science and Industrial Engineering from Cornell University and an MBA in Finance from the University of Maryland.

Continuing Class I Directors with Terms Expiring at the 2010 Annual Meeting of Stockholders

Richard E. Anderson, 44, has served as a member of our Board of Directors since July 1997. In 1992, Mr. Anderson co-founded Hill Partners, Inc., a real estate development and investment company now known as HPI Real Estate Services & Investment, Inc., where he currently serves as partner. Mr. Anderson holds a B.A. in Economics from Southern Methodist University.

Rodney S. Bond, 64, has served as a member of our Board of Directors since September 1994. From October 2000 to the present, Mr. Bond has served as a principal engaged in financial and strategic planning consulting at Sherman Partners, and until the sale of the company in January 2008, was also the Executive Vice President of UpLink Corporation, a privately held supplier of GPS business solutions for the golf industry. From May 1990 to October 2000, Mr. Bond served as Chief Financial Officer, of VTEL Corporation, a publicly traded digital video communications company. Mr. Bond also serves on the boards of directors of several private and non-profit enterprises, and holds a B.S. in Metallurgical Engineering from the University of Illinois and an M.B.A. from Northwestern University.

Benjamin L. Scott, 59, has served as a member of our Board of Directors since March 2002 and as Chairman of the Board of Directors since February 2007. Since May 2002, Mr. Scott has served as a Venture Partner with Austin Ventures, a venture capital firm. From January 2000 to May 2002, Mr. Scott served as a Partner with Quadrant Management, a venture capital firm. From October 1997 to November 1999, Mr. Scott served as the Chairman and Chief Executive Officer of IXC Communications, a public provider of data and voice communications services that is now known as Broadwing Communications. Mr. Scott has served as a senior executive with AT&T, PrimeCo and Bell Atlantic. Mr. Scott also serves on the boards of directors of several private companies and holds a B.S. in Psychology from Virginia Polytechnic Institute and State University.

Continuing Class II Directors with Term Expiring at the 2011 Annual Meeting of Stockholders

Jan H. Lindelow, 63, has served as a member of our Board of Directors since February 1998. Mr. Lindelow joined Tivoli, a unit of IBM Software Group, in June 1997 and served as Chairman and Chief Executive of Tivoli until the spring of 2001. He then became Vice President, Emerging Business Development for IBM until his retirement in 2002. From 1994 to 1995, Mr. Lindelow was President and Chief Operating Officer of Symbol Technologies, a leader in handheld computing and scanning technologies. He also served in several senior executive positions with Asea Brown Boveri (ABB), a global company delivering power, energy and automation technologies, from 1988 to 1994. Prior to ABB, Mr. Lindelow was President of Worldwide Sales and Service at Unisys/Sperry Computer Systems, a worldwide information technology services and solutions company. Mr. Lindelow serves as an active board member of several enterprises, primarily in the high technology industry. During 2007, Mr. Lindelow served as Chairman of the board of directors of Vignette Corporation and as a director of the following private companies: Credant Technologies, HyPerformix, Inc (as Chairman) and Troux Technologies. Mr. Lindelow holds an M.S. in Electrical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

James A. Clishem, 52, serves as the Chief Executive Officer and President of Active Power and has served as a member of the Board of Directors since assuming these responsibilities in May 2006. From November 2005 until May 2006, Mr. Clishem was President and Chief Operating Officer of the Company, and from May 2005 until November 2005, he served as Vice President of Business Development for the Company. From 2004 until joining Active Power, Mr. Clishem was Vice President of Business Development at Peregrine Systems, Inc, a publicly traded enterprise software company. Between 1999 and 2004 Mr. Clishem was founder and Chief Executive Officer of Xodiax, Inc., a managed IT services business. He has also held executive management positions with Broadwing Communications, ntr.net Corp., MCI, Ericson and Tandem Computers. Mr. Clishem holds a B.S. and an M.S. in Electrical Engineering from the University of Louisville and an M.B.A. from Southern Methodist University.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines under its “Code of Business Conduct and Ethics” which are available on the Company’s website at www.activepower.com under the “About Us” tab under the heading of “Investor Relations” and sub-heading of “Corporate Governance”. They are also available in print for any stockholder who requests them. These guidelines were adopted by the Board to ensure that the Board is independent of management, that the Board adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with the interest of the stockholders.

On an annual basis, each director and executive officer is obligated to complete a Directors and Officers Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Pursuant to the Code of Business Conduct and Ethics, the Board is charged with resolving any conflicts of interest involving the Chief Executive Officer, the Chief Financial Officer or any executive officer of the Company.

Director Independence

In accordance with the Nasdaq listing requirements, the Board of Directors has determined the independence of each director and nominee for election as director in accordance with the guidelines it has adopted. Based on those standards, at its meeting held in March 2009, the Board determined that each of Messrs. Almgren, Anderson, Bond, deVenny, Greenberg, Lindelow and Scott, our non-employee directors, is an “independent director” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules, and has no relationship with the Company except as a director and stockholder of the Company, unless otherwise stated under “Certain Transactions” in the Compensation Discussion and Analysis section of this proxy.

Nominations for Directors

Identifying Candidates

The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Nominating and Corporate Governance Committee believes that candidates for director should have certain attributes, including leadership, independence, interpersonal skills, financial acumen, business experience, industry knowledge, integrity, competence, diversity of viewpoints and dedication. The Committee considers recommendations of potential candidates from current directors, management and stockholders. Stockholders’ nominations for directors must be made in writing and be addressed to the Chairman of the Nominating and Corporate Governance Committee in care of the Secretary of the Company at the Company’s headquarters address listed below, and must be received no later than December 16, 2009 in order to be included in the proxy statement for the next annual election of directors.

Chairman of the Nominating and Corporate Governance Committee

Active Power, Inc.

c/o Secretary

2128 West Braker Lane, BK 12

Austin, Texas 78758

Any such stockholder nomination notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residential address of the recommended candidate; (ii) the principal occupation or employment of such recommended candidate; (iii) the class and number of shares of our stock that are beneficially owned by such recommended candidate; (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder; and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors. In addition, such notice must contain (i) a representation that the stockholder is a holder of record of our common stock entitled to vote at such meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing such nomination; (iii) the class and number of shares of our common stock that are beneficially owned by such stockholder; (iv) any material interest of the stockholder in such recommendation; and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Communications with the Board

Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail or via email. The following address may be used by those who wish to send such communications by regular mail:

[Board of Directors] or [Name of Individual Director(s)]

Active Power, Inc.

c/o Secretary

2128 West Braker Lane, BK 12

Austin, Texas 78758

Stockholders who wish to send such communications electronically may do so via the “Contact Us” tab on the Company’s internet site at www.activepower.com. You may leave a message to any one or a combination of directors. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication, and (iii) the class and number of shares of Active Power that are beneficially owned by such stockholder.

The Board has instructed the Secretary to review all communications so received (via regular or electronic mail), and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications, advertising and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary and not forwarded to the Board.

Code of Ethics

The Company’s Code of Business Conduct and Ethics, which is the Company’s code of ethics applicable to all directors, officers, employees and consultants worldwide, embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its long-standing commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business. The Code of Business Conduct and Ethics is intended to comply with Item 406 of Regulation S-K of the Securities Exchange Act of 1934 and with Nasdaq listing requirements. Our Code of Business Conduct and Ethics is posted on our Internet website under the “Corporate Governance” tab of our “Investor Relations” page, which can be found by clicking on “About Us” from our Internet website located at www.activepower.com.

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Business Conduct and Ethics relating, among other things, to:

•	Accounting practices, internal accounting controls or auditing matters and procedures;

•	Theft or fraud of any amount;

•	Insider trading;

•	Performance and execution of contracts;

•	Conflicts of interest;

•	Violations of securities and antitrust laws; and

•	Violations of the Foreign Corrupt Practices Act.

Any stockholder, employee or interested party can call the following toll-free number to submit a report:

1-800-625-1731

The number is operational 24 hours a day, seven days a week.

MEETINGS AND COMMITTEES OF THE BOARD

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and stockholders’ meetings. In 2008, the Board of Directors met 10 times and did not act by written consent. All directors attended or participated in at least 75% of the meetings of the Board or committees on which they served during the period in which they served on the Board or such committees during the year ended December 31, 2008.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In accordance with best practice and the Nasdaq listing requirements, all the committees are comprised solely of non-employee, independent directors. Charters for each of the Committees are available on the Company’s website at www.activepower.com under the “About Us” tab and heading of “Investor Relations” and subheading of “Corporate Governance”. The charter of each committee is also available in print to any stockholder who requests it. The table below shows current membership of each of the standing Board Committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Rodney S. Bond*	Benjamin L. Scott*	Richard E. Anderson*
Ake Almgren	Richard E. Anderson	Rodney S. Bond
Jan H. Lindelow	James E. deVenny III	Benjamin L. Scott

*	- Committee Chairman

Audit Committee

The Audit Committee is responsible for the selection, retention and oversight of our independent auditors. In addition, the Audit Committee reports to the Board of Directors with regard to:

•	the scope of our annual audits and fees to be paid to auditors;

•	our compliance with legal and regulatory requirements;

•	the integrity of our financial statements and the compliance with our accounting and financial policies; and

•	management’s procedures and policies relative to the adequacy of our internal accounting controls.

The Audit Committee is further responsible for the pre-approval of all audit and non-audit services performed by our independent auditors. The members of the Audit Committee throughout 2008 and as of December 31, 2008 were Messrs. Bond, Lindelow and Almgren. Mr. Bond serves as the Chairman of the Audit Committee. The Audit Committee held six meetings during 2008. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. The Board of Directors has determined that Mr. Bond is qualified as an “audit committee financial expert” under Item 401(h) of Regulation S-K.

Compensation Committee

The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our directors, executive officers and certain other key employees. The Compensation Committee also manages the granting of stock options to new and existing employees. The Compensation Committee reviews bonus arrangements for all of our executive officers and stock compensation for our new and existing employees. The Compensation Committee also administers our stock option plan. The members of the Compensation Committee during 2008 were Messrs. Almgren (through September 2008), Scott, Anderson and deVenny (from October 2008). Mr. Scott serves as Chairman of the Compensation Committee. The Compensation Committee held eight meetings during 2008. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was established in March 2005 to assist our Board of Directors in fulfilling its responsibilities for identifying qualified individuals to become members of the Board of Directors; determining the composition of the Board of Directors and its committees; monitoring the effectiveness of the Board of Directors and facilitating the measurement of the effectiveness of its committees; and developing, monitoring and evaluating sound corporate governance policies and procedures promoting honest and ethical conduct, including policies pertaining to the identification and treatment of conflicts of interest. The members of the Nominating and Corporate Governance Committee during 2008 were Messrs. Anderson, Bond and Scott, with Mr. Anderson serving as its Chairman. The Nominating and Corporate Governance Committee held one meeting during 2008. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is an “independent director” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

Independent Director Meetings

In January 2003, the independent members of our Board of Directors resolved to meet separately from the full Board of Directors and outside the presence of our management. At the time of this resolution, the Company’s founder served as Chairman of the Board and also as the Company’s Chief Executive Officer. With a change in our Chief Executive Officer in May 2006, the Board of Directors elected to continue this practice to allow independent directors to meet without the presence of management. The independent directors of the Board met 10 times during 2008. Benjamin Scott, our Chairman, leads these meetings. These meetings are held in conjunction with each regularly scheduled meeting of our Board of Directors. Any of our directors may request a session comprising of only independent directors at any time.

Attendance at Annual Meetings

We encourage, but do not require, the members of our Board of Directors to attend our annual meetings. Four of our seven directors attended our Annual Meeting of Stockholders held on May 15, 2008.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none of them are past or present employees or officers of the Company or any of our subsidiaries. No member of our Compensation Committee has any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on a board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers serves on our Board or our Compensation Committee.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 with respect to shares of our common stock that may be issued under our 2000 Stock Incentive Plan (the “2000 Plan”).

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	5,703,721	$3.66	2,961,674
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	5,703,721	$3.66	2,961,674

The 2000 Plan provides that the number of shares of common stock available for issuance under the 2000 Plan will be automatically increased on the first trading day of January each year by an amount equal to two percent of the total number of shares of common stock outstanding on the last trading day of December of the preceding year, up to a maximum annual increase of 1,080,000 shares.

AUDIT COMMITTEE REPORT

The Audit Committee reports as follows with respect to the audit of our fiscal 2008 financial statements:

Management is responsible for Active Power’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Active Power’s financial statements and internal controls in accordance with U.S. generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Active Power’s financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee has also met and held discussions with management and the independent auditors regarding Active Power’s internal controls. Management provided the Audit Committee management’s assessment of the Company’s internal controls, and the Audit Committee has reviewed and discussed the internal controls with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the PCAOB in Rule 3200T (Communication with Audit Committees).

Active Power’s independent auditors also provided to the Audit Committee the written disclosures required by Rule 3526 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence and considered the compatibility of non-audit services with the independent auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the reports of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements and assessment of internal controls in Active Power’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Rodney S. Bond (Chair)

Ake Almgren

Jan H. Lindelow

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to compensation of executive officers. The Compensation Committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may retain the services of an outside compensation consultant and consider recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee.

The Compensation Committee is also responsible for administering our equity-based plans. The Committee established a formal stock approval policy in February 2007 to govern the administration of granting equity-based awards to directors, officers and employees. The Compensation Committee also periodically reviews our equity-based plans with respect to these areas.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2008 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2008 for filing with the SEC.

Submitted by the Compensation Committee of the Board of Directors:

Benjamin L. Scott (Chair)

Richard E. Anderson

James E. deVenny III

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth certain biographical information concerning our current executive officers:

Name	Age	Position(s)
James A. Clishem	52	President, Chief Executive Officer and Director

John K. Penver	46	Vice President of Finance, Chief Financial Officer and Secretary

James M. Murphy	44	Vice President Sales—EMEA

Gary P. Rackow	55	Vice President Sales—Americas

Lisa M. Brown	43	Vice President—Marketing & Sales Operations

Karl T Schuetze	42	Vice President—Engineering

Jason P. Rubin	40	Vice President—Manufacturing

Uwe Schrader-Hausmann	54	Chief Technical Officer

Martin T. Olsen	47	Vice President—Business Development

Executive Officers

James A. Clishem was hired as our Vice President of Business Development in June 2005. He was promoted to be our President and Chief Operating Officer in November 2005 and promoted to Chief Executive Officer in May 2006. He became one of our directors in June 2006. Mr. Clishem came to Active Power from Peregrine Systems, Inc., a publicly traded enterprise software company, where he served as Vice President of Business Development focusing on global alliances since 2004. From 1999 until it was sold in 2004, he was founder, President & CEO of Xodiax, a profitable managed IT services business, which was recognized by Inc Magazine as one of the fastest growing privately held companies in the country. Mr. Clishem also served as Vice President of Data Services for Broadwing Communications, where he had responsibility for a $150 million business unit. He has also held various senior roles at MCI, Ericsson, and Tandem Computers. Mr. Clishem holds a B.S. and M.S. in Electrical Engineering from the University of Louisville and an M.B.A from Southern Methodist University in Dallas, Texas.

John K. Penver was hired in February 2005 to become our Chief Financial Officer and Vice President of Finance. From May 2004 to February 2005, Mr. Penver served as Chief Financial Officer of PerformanceRetail, Inc., a privately held retail management software company. Prior to that, Mr. Penver served as Chief Financial Officer of Factory Logic, Inc., a privately held enterprise-application software company, from September 2002 to April 2004. Prior to this, Mr. Penver served as an independent business consultant to several privately held companies and was a senior finance executive for both public and private technology and manufacturing organizations including Yclip Corporation, a privately held internet-marketing software company, and Silicon Gaming, Inc., a publicly traded manufacturer of high-technology slot machines for the gaming industry. Mr. Penver also had 12 years of audit experience with Deloitte & Touche LLP in both the U.S. and Australia. Mr. Penver is a Certified Public Accountant and a Chartered Accountant, and holds a Bachelor of Business in Accounting from Monash University in Australia and an M.B.A. from Santa Clara University in California.

James M. Murphy joined Active Power in November 2005 as Director of Sales for Northern Europe and was promoted to Vice President of Sales for the EMEA and Asia Pacific regions in March 2007. He is responsible for managing Active Power’s customer relationships and sales growth in Europe, the Middle East, Africa, Japan, Korea and Southeast Asia. Prior to joining Active Power, Mr. Murphy most recently spent 11 years between 1994 and 2005 as a sales director for Piller UK, Ltd., a European manufacturer of rotary UPS products. He also has prior power industry sales experience with Leroy Somer Ltd. and BICC Ltd. in the United Kingdom. Mr. Murphy holds a degree in Electrical and Electronic Engineering from Liverpool University and is a member of the Institute of Electrical Incorporated Engineers.

Gary P. Rackow was hired in October 2006 as Vice President of Sales for the Americas. He is responsible for managing Active Power’s multi-channel sales strategy to drive sales growth and market penetration in North America and Latin America. Prior to joining Active Power, Mr. Rackow most recently worked for Piller, Inc., the U.S. subsidiary of RWE Piller GmbH, a European manufacturer of rotary UPS products, for 14 years where he most recently was Vice President of Sales & Marketing. He also has 10 years executive experience with General Electric as a product and application engineer for power distribution equipment, motor drives, Uninterruptible Power Systems and process controls. Mr. Rackow holds a Bachelor of Science degree in electrical engineering from the Polytechnic Institute of Brooklyn. He has been a registered Professional Engineer for more than 20 years and is a member of IEEE Industry Application Society (IAS).

Lisa M. Brown was hired in December 2005 as our Vice President of Marketing and Sales Operations. In this role she is responsible for all of our product and corporate marketing, product development, public relations and sales operations functions. Prior to joining Active Power, Ms. Brown spent 14 years with Broadwing Communications, a telecommunications infrastructure provider, where she held executive positions including Vice President of Marketing, Sales Operations and Customer Operations. Ms. Brown holds a Bachelor of Science degree in Business Administration, Finance, from Bloomsburg University in Pennsylvania.

Karl T. Schuetze joined Active Power in April 2000 as a development engineer and held several positions, including Manager of Mechanical Systems, before being promoted to Vice President of Engineering in July 2007. In this role Dr. Schuetze is responsible for the design and development of all of Active Power’s products. Prior to joining Active Power, Dr. Schuetze had prior engineering and management experience with organizations including Advanced Systems Integration, the University of Texas at Austin,’s Center for Electromechanics, McDonald Douglas and General Dynamics. He was also an officer in the U.S. Army Reserves. Dr. Schuetze holds a Ph.D. in Mechanical Engineering from the University of Texas at Austin, a Masters of Science degree in Mechanical Engineering from the University of Texas at Arlington and a Bachelor of Science degree in Mechanical Engineering from Virginia Tech University. He also holds two patents relating to fluid pressure technologies and electric machinery.

Jason P. Rubin joined Active Power in March 2000 as a materials manager and held various positions in our manufacturing group before being promoted to Vice President of Manufacturing in October 2005. In this role Mr. Rubin is responsible for the manufacture and testing of all Active Power products as well as managing all material and logistic requirements to support production. Mr. Rubin has over 17 years of manufacturing experience in multiple industries and immediately prior to joining Active Power was involved in managing operations and manufacturing systems for Windsport, Inc., a fabricated textile manufacturer. Mr. Rubin holds a Bachelor of Science degree in Industrial Engineering from the University of Oklahoma at Norman.

Uwe Schrader-Hausmann joined Active Power in August 2005 and held various positions in our EMEA sales engineering group and as Managing Director of Active Power (Germany) GmbH before being promoted to Vice President—Technical Services in October 2007 and then to Chief Technical Officer in January 2009. In this role he is responsible for all customer-facing technical service functions including applications engineering, project management, project implementation and customer service activities on a global basis. Mr. Schrader-Hausmann has over 28 years experience in the UPS industry. Prior to joining Active Power, he spent 26 years with Piller Power Systems GmbH, a German-based rotary UPS manufacturer, most recently as Chief Technical Officer. He also has UPS experience with Max Mueller Gildemeister GmbH in Germany. Mr. Schrader-Hausmann holds a Diplom-Ingeneur (German equivalent of a Master of Science degree) from The University of Applied Science in Hanover, Germany.

Martin T. Olsen joined Active Power in April 2007 as a Director of Product Management before being promoted in May 2008 to Vice President of Business Development. In this role Mr. Olsen is responsible for our global business development activities to expand the Company’s product and sales distribution channels. Prior to joining Active Power, Mr. Olsen was the Director for the data center group at Wright Line LLC, a global data center infrastructure provider, for 4 years and prior to that was a product marketing manager with American Power Conversion Corp, a global UPS manufacturer in the U.S., Europe and Asia. He also has prior product management experience with Siligen AS, a manufacturer of power availability products in Denmark. A US patent holder, Mr. Olsen holds a Bachelor of Science degree in marketing and diplomas in Logistics and International Business Law from the International Business College at Kolding, Denmark.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

All of our compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them for superior performance. Different programs are geared to short- and longer-term performance with a goal of increasing stockholder value over a longer term. Executive compensation programs impact all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations.

We believe that the compensation of our executives should reflect their success as a management team, rather than as individuals, in attaining key operating objectives such as revenue growth, reductions in operating losses, achievement of operating profitability and positive cash flow, growth or maintenance of market share and long-term competitive advantage, and ultimately, in attaining an increased market price for our stock. We believe that the performance of our executives in managing the Company considered in light of general economic conditions and specific company, country, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or otherwise, but rather on the long-term price of our stock, as that will more accurately reflect our operating performance and ultimately, the management of the company by our executives. We will also evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior executives in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of similar or peer companies. To that end, we believe that executive compensation packages provided by the Company to its executives, including its Named Executive Officers, as defined below, should include both cash and stock-based compensation that reward performance against measured goals.

Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2008, as well as the other individuals included in the Summary Compensation Table on page 19, are referred to as “Named Executive Officers.”

Role of Executive Officers in Compensation Decisions

The Compensation Committee of the Board of Directors (the “Committee”) makes all compensation decisions for the Named Executive Officers and for all of the executive officers of the Company.

The Chief Executive Officer annually reviews the performance of all of the Company’s executive officers (other than the Chief Executive Officer, whose performance is reviewed by the Committee). The conclusions reached and recommendations based on those reviews, including with respect to salary adjustments and annual bonus and award amounts, are presented to the Committee by the Chief Executive Officer. The Company participates in annual salary benchmarking surveys with Radford Surveys & Consulting, a division of Aon Corporation (“Radford”) an outside human resources consulting organization, and obtains benchmark data from these surveys to assist the Chief Executive Officer in making his recommendations to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives and has used this discretion in making decisions. The Committee may also independently seek information relating to salary, equity and market data to validate the information presented by the Chief Executive Officer or to come to its own conclusions and recommendation. In 2008 the Committee separately engaged Radford to prepare benchmark data with respect to salary, bonus and target equity levels for all of the Company’s executive officers, including the Chief Executive Officer, and to help it validate the information presented by the Chief Executive Officer. Neither our Chief Executive Officer nor any other member of executive management votes on items before the Committee; however, the Committee and Board of Directors solicit the views of the Chief Executive Officer and work with other members of management to determine the agenda for each of their meetings, as well as with our human resources department and outside advisors to prepare meeting materials.

Setting Executive Compensation

Based on the above objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company, and to reward the executives for achieving such goals. In furtherance of this, the Committee has directly retained the services of Radford to conduct an annual survey of its total compensation program for all of its executive officers. Radford provides the Committee with relevant market data and alternatives and recommendations to consider when making compensation decisions for the Named Executive Officers and for all executive officers of the Company.

Elements of compensation for our executive officers include: base salary, bonus, stock incentive awards, and employee benefits. Base salaries for our executives are set at the regularly scheduled meeting of the Committee in the first quarter of each year (usually in January). At this meeting, the Committee also approves and adopts the management incentive plan for the new financial year, determines the awards from the previous year’s management incentive plan, and typically also grants stock-based awards to all of our executive officers and other eligible employees.

At the beginning of each year, it has been the practice of the Committee to review the history of all of the elements of each executive officer’s total compensation over each of the past 3-4 years, and compare the compensation of the executive officers with that of other executive officers in an appropriate market comparison group, using comparative data supplied by Radford. The comparative data supplied by Radford pertains to base salary, bonus and equity awards and is derived from compensation data of other high-technology public companies in North America with similar revenue or expense levels to the Company, but excluding life-science and biotechnology companies. In 2008 this peer group was approximately 90 companies with revenues less than $100 million. We have used this group of companies as there is an absence of other directly comparable and similarly sized publicly traded UPS companies in the United States that we can benchmark ourselves with, and because this population is reflective of the universe that we compete in for personnel. On the recommendation of the Committee, we have also instructed Radford to include in our comparative peer group several other clean-technology or alternative energy companies with whom we are often compared by the financial community that were not otherwise included in this peer group. Typically, the Chief Executive Officer also makes compensation recommendations to the Committee with respect to the executive officers that report to him using information provided to him by the Company’s Chief Financial Officer (who oversees our human resources operation) that is extracted from the Radford surveys the Company has participated in during the year. The Committee makes its own compensation recommendations with respect to the Chief Executive Officer, who is absent from such discussions. The Committee may accept or adjust any of the recommendations of the Chief Executive Officer and also makes the sole determination of the Chief Executive Officer’s compensation.

We choose to pay each element of compensation in order to retain and to attract the necessary executive talent, reward annual performance and provide incentive for their balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of the Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

–	performance against corporate and individual objectives for the previous year;

–	difficulty of achieving desired results in the coming year;

–	value of their unique skills and capabilities to support the long-term growth of the Company;

–	performance of their general management capabilities; and

–	contribution as a member of the executive management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and helping to create a cohesive team.

Base Salary

We use the base salary element of executive compensation to provide the foundation of a fair and competitive compensation opportunity for each Named Executive Officer. We review base salaries annually and target salary compensation at or near the median base salary practices of the market, as reflected in our peer group analysis conducted by Radford, but maintain flexibility to deviate from market-median practices for individual circumstances, including qualifications, experience at the executive level and responsibilities. Newly appointed executives, depending on prior experience, may be paid less than the median market salary with a goal of increasing such salary to median levels within a two or three year period after their appointment. The Committee also considers an internal review of the executive’s compensation relative to other executive officers and the individual performance of the executive in establishing the base salary.

Annual Bonus

The management incentive program is an annual cash incentive program that is designed to motivate and reward our executives for their contributions toward the achievement of shorter-term financial and operating goals that we believe drive our operating results and/or create stockholder value.

Under this plan, the Committee, with recommendations provided by the Chief Executive Officer, establishes an annual target award for each executive officer, which is typically expressed as a percentage of the executive’s base salary. For 2008, this target award level ranged between 40% and 50% of base salary for our executive officers, depending upon position, and 100% of base salary for our Chief Executive Officer. These target award levels were the same as the prior year. Although each executive officer is eligible to receive an award under the plan, the granting of the awards to any individual is entirely at the discretion of the Committee. The Committee may choose to award the bonus or not, and may decide on the actual level of the award in light of all relevant factors after completion of the fiscal year. No such discretion to adjust the actual level of awards was used by the Committee in making 2008 payments under this plan.

For 2008, 80% of each non-sales executive officer’s target bonus award was based upon achievement of corporate financial and operating objectives, which were the same corporate objectives for all executive officers, including the Chief Executive Officer. The remaining 20% of each non-sales executive’s target bonus award was based upon achievement of individual objectives unique to each executive and their areas of responsibility and that were tied to the Company’s annual operating plan. The weighting of corporate and individual objectives was reviewed and established by the Committee at the beginning of 2008 and the same weighting was used for all of our executive officers, reflecting our philosophy that the majority of the compensation of our executive team should reflect their success as a team, and not as individuals. Both the corporate and individual goals were established by the Committee at the beginning of 2008 and were all tied to the Company’s annual operating plan that was approved by the Board of Directors. These goals included specific corporate goals for revenue growth, operating profitability and maintaining product quality levels. In May 2008 the Committee modified the corporate goal for revenue growth to reflect changed circumstances and a modified 2008 operating plan that was approved by the Board at that time. This revised plan reflected greater visibility than existed at the time the initial goals were established and accounted for weakness in our European business in the first half of 2008. The Committee believed that the original targets were no longer reasonable and effective in motivating the executives to try to attain them. In deciding to change the revenue growth goal, the Committee added some additional conditions, including building backlog to a certain level and promoting certain types of product revenue, for the executives to meet in order to satisfy the modified revenue growth goal. The operating profitability and quality goals were left unchanged. For 2008, 80% of each sales executive officer’s target bonus award was based upon achievement of an overall sales target for the executive’s geographic area of responsibility, with adjustments for contribution margin targets. The remaining 20% of each sales executive’s target bonus award was based upon the executive’s effectiveness of managing the overall sales team performance in accomplishing their respective targets. Each sales executive has an established written annual performance plan which aligns with the annual budget approved by the Chief Executive Officer and Board of Directors. Unlike the non-sales executive officer bonus which is paid annually, the sales executive bonuses are evaluated and paid on a quarterly basis.

At year end, the Chief Executive Officer prepared an analysis of accomplishments relative to the established corporate and individual goals for presentation to the Committee. The Committee reviewed the analysis prepared by the Chief Executive Officer with respect to the results and computation of the bonus award for each of the executive officers and then made its own evaluation of the performance of the Chief Executive Officer and computation of his bonus award amount, before recommending all of the bonus award payments.

Stock Option and Equity Incentive Programs

The Committee believes that the interests of our stockholders are best served when a significant proportion of an executive’s compensation is comprised of equity-based or other long-term incentives that appreciate in value contingent upon increases in the share price of our common stock. This is consistent with our philosophy that in the long-term, our stock price will reflect our operating performance and the results of our management team, and that their compensation should be in a large part driven by our longer-term results. Therefore it has been our practice to make annual grants of equity-based awards to our executive officers and to all of our employees. However there is no set formula for the granting of awards to individual executives or employees and these decisions are made annually by the Committee. The Committee uses benchmark equity data provided annually by Radford to assist in determining the level of annual awards to make to individual executives and aims to make grants to its executive officers at or around the median level of equity grants, as indicated by such benchmark data.

The Committee may decide to grant equity to executives in the form of stock options or as restricted stock and reviews this decision annually. The Committee may establish any conditions or restrictions it deems appropriate on any grant. Awards of restricted stock typically vest between one and three years after the date of the grant. Stock option award levels are determined based on the market data provided by Radford and vary among participants based on their positions within the Company, and a recipient may receive multiple grants in any period due to performance, promotion or other factors.

With a major decline in the Company’s stock price during 2008, all of the Company’s outstanding stock options at the end of 2008 had exercise prices greater than the current market price of the Company’s stock, or were “under water”. This situation has reduced the effectiveness of granting stock options to employees, including executives, as a way to retain our employees’ services and reward performance due to the diminished value of previously awarded grants. However, the Committee believes, that partly because of the depressed stock price, stock options are currently more favorable and motivating for employees than restricted shares for new awards granted as it can award a higher number of stock options, with potentially higher amounts of gain, than restricted stock awards, without increasing the amount of stock-based compensation expense that the Company must record. In 2009 the Committee has recommended a stock option exchange program for all employees other than executive officers and directors, to allow employees to exchange underwater stock options for a lesser number of new stock options priced at the current market price of the Company’s common stock. This proposal is subject to stockholder approval at the Company’s 2009 annual meeting. If this proposal is not approved by the Company’s stockholders no such exchange will occur.

Because the option exchange program will exclude executive officers, the Committee has implemented a performance-based option program for executive officers in 2009 that will only vest to the executive officers if pre-defined performance metrics tied to Adjusted EBITDA levels based on the Company’s 2009 operating plan are realized. If these performance metrics are not met, no performance-based options will vest and no shares will be issued to the executive officers. No such performance shares have been granted by the Company prior to the options granted as described in this paragraph. The Committee retained Radford in 2009 specifically to assist it in designing a performance-based option program including recommendations as to the size of the awards, vesting and performance metrics, as well as providing comparative data on other performance-based share programs.

Timing of Grants

Stock awards to our executive officers and other key employees are typically granted annually in conjunction with the review of the individual performance of the executive officer. This review takes place at a regularly scheduled meeting of the Committee, which is typically held in conjunction with the meeting of our Board in January of each year. The performance-based option program was also discussed and implemented for our executives at the same time in 2009. Equity awards are automatically granted to our non-executive directors on the date of our Annual Meeting of Stockholders, in accordance with the terms of our 2000 Stock Plan. Grants to newly hired employees are made in meetings of the Committee or Board, with effect from the date of the meeting. Grants to newly hired executive officers are made at the next regularly scheduled Committee meeting or at a special meeting on or following their hire date. The exercise price of all stock options is set at the closing price of our common stock on the Nasdaq Global Market on the date of grant of the award.

Stock Ownership Guidelines

The Company had no established stock ownership guidelines prior to 2007. In February 2007 the Board adopted guidelines for non-executive Board members that require these directors to obtain a minimum level of stock ownership in the Company within three years of their appointment to the Board. This policy provided a transition period to enable current directors to comply with this new policy. The stock ownership policy requires the following for our non-executive directors:

–	Within three years from the date of adoption of this policy (February 2007), or from joining the Board in the case of new directors, directors should own stock with a value equal to three times the annual Board retainer;

–	A transition period is provided where directors should own stock with a value of $30,000 by the end of 2007, $60,000 by the end of 2008 and $90,000 by the end of 2009, assuming the current annual Board retainer remains at $30,000; and

–	Directors will have a minimum three-year holding period on the stock underlying director stock option grants (i.e., one year from grant and two years from vesting).

Due to the significant decrease in the Company’s stock price in 2008, none of our current directors, with the exception of Richard E. Anderson, were in compliance with this policy at December 31, 2008. Had the Company’s stock price remained constant in 2008, all directors would have been compliant with this policy.

Perquisites and Other Personal Benefits

The Company prefers to compensate its executive officers using a mix of short- and longer-term compensation, with an emphasis on performance, and does not believe that providing an executive perquisite program is consistent with our overall compensation philosophy. We have not provided any benefits to our executives that are not provided or otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

The personal benefits that we provide are as follows: We provide a 401(k) Plan for all employees; however, at this stage we do not provide any matching funds to this plan for anyone. Our health and insurance plans are the same for all employees. In general, our employees pay approximately 30% of the health premiums due. In 2007 we announced a sales incentive trip to reward the top achievers in our sales and service organizations. The people selected to go may, if they so choose, be accompanied by their spouse or a guest. This trip is hosted by and attended by certain members of our executive team, including some of our Named Executive Officers. In 2008, we began offering life insurance for all employees that provides coverage up to an employee’s salary or a maximum of $200,000. We also provide an automobile allowance to a European-based executive officer and to European-based sales employees that is part of the normal competitive compensation package in those markets. We do not provide such allowances to our US-based executives or sales employees.

Employment Agreements with Officers

Refer to the information under “Potential Payments Upon Termination or Change in Control—Termination and Change in Control Agreements” for details of the employment agreements in place with our executive officers.

The Committee relies on recommendations made to it by Radford with respect to competitive compensation amounts provided to executive officers, the nature and type of contractual arrangements with executive officers, including severance agreements and change of control provisions, and which executive officers will be eligible for such benefits. During 2008 the Committee asked Radford to assist it in establishing guidelines for severance agreements so that it could replace several disparate and oral agreements that the Company had previously entered into with the Chief Executive Officer and Chief Financial Officer. Following a request from the Chief Executive Officer during 2008, the Committee also asked Radford for benchmark data on change in control provisions relating to equity awards for executive officers. Radford provided benchmark data using the same peer group of companies that is used to guide compensation decisions, to provide specific guidelines to the Committee which in turn recommended to the Company to enter into the new severance agreements.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation		All Other Compensation		Total Compensation
		[1]		[2]		[3]		[4]		[5]
James A. Clishem, President and Chief Executive Officer (Principal Executive Officer)	2008 2007 2006	$ $ $	313,616 300,839 277,587	$ $ $	53,761 44,657 293,000	$ $ $	333,502 302,830 270,038	$ $ $	317,950 184,800 165,000	$ $ $	— 15,362 41,912	$ $ $	1,018,829 848,489 1,047,537

John K. Penver, Chief Financial Officer, VP Finance and Company Secretary (Principal Financial Officer)	2008 2007 2006	$ $ $	205,877 185,730 178,180	$ $ $	34,895 29,772 —	$ $ $	130,949 116,007 111,303	$ $ $	101,920 85,680 51,000	$ $ $	— — —	$ $ $	473,641 417,189 340,483

James M. Murphy, Vice President—Sales EMEA [6]	2008 2007 2006	$ $ $	193,249 189,371 121,788	$ $ $	7,641 5,954 —	$ $ $	29,366 20,850 11,166	$ $ $	53,826 147,661 56,469	$ $ $	10,667 18,016 16,587	$ $ $	294,749 381,852 206,010

Gary P. Rackow, Vice President—Sales Americas [7]	2008 2007 2006	$ $ $	177,231 150,000 36,621	$ $ $	7,641 5,954 —	$ $ $	23,356 16,156 4,105	$ $ $	141,550 82,200 —	$ $ $	— — —	$ $ $	349,778 254,310 40,726

Lisa M. Brown, Vice President—Marketing and Sales Operations	2008 2007 2006	$ $ $	183,616 169,154 153,849	$ $ $	8,232 5,954 —	$ $ $	52,276 41,025 37,928	$ $ $	85,100 59,160 54,400	$ $ $	— — —	$ $ $	329,224 275,293 246,177

[1]	Represents total salary paid during the calendar years 2008, 2007 and 2006 less amounts earned under the annual Management Incentive Plan that were paid in the subsequent fiscal year (see note [4]).

[2]	Represents the amount of fair value that was expensed by the Company during 2008, 2007 and 2006, as applicable, for restricted shares granted to our Named Executive Officers in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 123 (R), Share-Based Payments (SFAS 123(R)). Refer to the section titled Stock-Based Compensation Expense under Note 1, “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 3, 2009 for the relevant assumptions used to determine the valuation of our stock option awards.

[3]	Represents the dollar amounts of compensation expense recognized by the Company in its financial statements for the years ended December 31, 2008, 2007 and 2006, as applicable, in accordance with the requirement of SFAS 123(R), from stock option grants vesting during 2008, 2007 and 2006, as applicable. Refer to the section titled Stock-Based Compensation Expense under Note 1, “Summary of Significant Accounting Policies”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 3, 2009 for the relevant assumptions used to determine the valuation of our restricted stock awards

[4]	Represents cash bonuses earned under the Company’s 2008 Management Incentive Plan that were paid out in February 2009, amounts earned under the Company’s 2007 Management Incentive Plan that were paid out in February 2008 and amounts earned under the Company’s 2006 Management Incentive Plan that were paid out in February 2007. Also includes amounts earned under the Company’s Sales Incentive Plan for Mr. Rackow and Mr. Murphy.

[5]	Represents moving, temporary living and storage expenses paid to Mr. Clishem during 2007 and 2006 and auto allowance payments made to Mr. Murphy during 2008, 2007 and 2006.

[6]	Amounts paid to Mr. Murphy during 2008, 2007 and 2006 were paid to him in British pounds since he is a resident of the United Kingdom. The amounts included in this Summary Compensation Table have been converted into United States dollars using an average exchange rate of 1.85518 for 2008, 2.00181 for 2007 and 1.84295 for 2006.

[7]	Mr. Rackow joined Active Power on October 1, 2006 as our Vice President of Sales—Americas.

FISCAL 2008 GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock or Option Awards
Name and Principal Position		Threshold	Target	Maximum
			[1]				[2]	[3]
James A. Clishem, President and Chief Executive Officer (Principal Executive Officer)		—	$365,000	—
	2/28/2008				22,500		$0.001	$42,300
	2/28/2008					168,800	$1.880	$195,774

John K. Penver, Chief Financial Officer, VP Finance and Company Secretary (Principal Financial Officer)		—	$104,000	—
	2/28/2008				11,000		$0.001	$20,680
	2/28/2008					82,500	$1.880	$95,684

James M. Murphy, Vice President—Sales EMEA		—	$100,000	—
	2/28/2008				5,000		$0.001	$9,400
	2/28/2008					37,500	$1.880	$43,493

Gary P. Rackow, Vice President—Sales Americas		—	$100,000	—
	2/28/2008				5,000		$0.001	$9,400
	2/28/2008					37,500	$1.880	$43,493

Lisa M. Brown, Vice President—Marketing and Business Development		—	$92,500	—
	2/28/2008				7,500		$0.001	$14,100
	2/28/2008					56,250	$1.880	$65,239

[1]	The target estimated future payout amount was the amount that each Named Executive Officer would earn if they accomplished 100% of the corporate and individual objectives as required under the annual Management Incentive Plan.

[2]	The exercise price of the stock option awards is equal to the closing price of the common stock as reported by the Nasdaq Global Market on the date of grant of the award.

[3]	Refer to the section titled “Stock-Based Compensation Expense” under Note 1, “Summary of Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 3, 2009 for the relevant assumptions used to determine the valuation of our option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
								[1]
James A. Clishem, President and Chief Executive Officer (Principal Executive Officer)	125,000	—	$2.76	6/7/2015	[2]
	300,000	—	$3.34	11/10/2015	[3]
	200,000	—	$4.41	5/16/2016	[4]
	32,813	42,187	$2.29	2/7/2017	[5]

	—	168,800	$1.88	2/28/2018	[6]
						50,000	[7]	$16,000
						22,500	[8]	$7,200

Total:	657,813	210,987				72,500		$23,200

John K. Penver, Chief Financial Officer, VP Finance and Company Secretary (Principal Financial Officer)	110,000	—	$3.78	2/28/2015	[9]
	85,000	—	$4.20	2/3/2016	[10]
	21,875	28,125	$2.29	2/7/2017	[5]
	—	82,500	$1.88	2/28/2018	[6]

						33,334	[7]	$10,667
						11,000	[8]	$3,520

Total:	216,875	110,625				44,334		$14,187

James M. Murphy, Vice President—Sales EMEA	15,000	—	$3.33	11/14/2015	[11]
	9,000	—	$5.17	4/17/2016	[12]
	3,938	5,062	$2.29	2/7/2017	[5]
	10,938	14,062	$2.08	3/1/2017	[13]
	—	37,500	$1.88	2/28/2018	[6]

						6,667	[7]	$2,133
						5,000	[8]	$1,600

Total:	38,876	56,624				11,667		$3,733

Gary P. Rackow, Vice President—Sales Americas	50,000	—	$2.34	10/5/2016	[14]
	—	37,500	$1.88	2/28/2018	[6]

						6,667	[7]	$2,133
						5,000	[8]	$1,600

Total:	50,000	37,500				11,667		$3,733

Lisa M. Brown, Vice President—Marketing and Sales Operations	75,000	—	$3.70	12/1/2015	[15]
	13,125	16,875	$2.29	2/7/2017	[5]
	—	56,250	$1.88	2/28/2018	[6]

						6,667	[7]	$2,133
						7,500	[8]	$2,400

Total:	88,125	73,125				14,167		$4,533

[1]	Based on the closing market value of the Company’s common stock of $0.32 per share at December 31, 2008.

[2]	This option vests over a four-year period from June 7, 2015 in 16 quarterly installments beginning September 7, 2005, in each case subject to continued service with the Company.

[3]

This option vests over a four-year period from November 10, 2005, with 25% of the award vesting on November 10, 2006 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with the Company.

[4]

This option vests over a four-year period from May 10, 2006, with 25% of the award vesting on May 10, 2007 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with the Company.

[5]

This option vests over a four-year period from February 7, 2007, with 25% of the award vesting on February 7, 2008 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with the Company.

[6]

This option vests over a four-year period from February 28, 2008, with 25% of the award vesting on February 28, 2009 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with the Company.

[7]	This restricted stock award vests in equal annual amounts over a three-year period from February 7, 2007, with 1/3 vesting on February 7, 2008, 1/3 vesting on February 7, 2009 and 1/3 vesting on February 7, 2010, in each case subject to continued service with the Company.

[8]	This restricted stock award vests in equal annual amounts over a three-year period from February 28, 2008, with 1/3 vesting on February 28, 2009, 1/3 vesting on February 28, 2010 and 1/3 vesting on February 28, 2011, in each case subject to continued service with the Company.

[9]	This option vests over a four-year period from February 28, 2005 in 16 quarterly installments beginning May 28, 2005, in each case subject to continued service with the Company.

[10]

This option vests over a four-year period from February 3, 2006, with 25% of the award vesting on February 3, 2007 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with the Company.

[11]	This option vests over a four-year period from November 14, 2005 in 16 quarterly installments beginning February 14, 2006, in each case subject to continued service with the Company.

[12]

This option vests over a four-year period from April 17, 2006, with 25% of the award vesting on April 17, 2007 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with the Company.

[13]

This option vests over a four-year period from March 1, 2007, with 25% of the award vesting on March 1, 2008 and then 1/16th of the total award vesting in 12 quarterly installments over the subsequent three-year period, in each case subject to continued service with the Company.

[14]	This option vests over a four-year period from October 2, 2006 in 16 quarterly installments beginning January 2, 2007, in each case subject to continued service with the Company.

[15]	This option vests over a four-year period from December 1, 2005 in 16 quarterly installments beginning March 1, 2006, in each case subject to continued service with the Company.

OPTION EXERCISES AND STOCK VESTED

There were no options exercised by any of our Named Executive Officers during 2008. The following restricted stock vested for our Named Executive Officers during 2008:

	STOCK AWARDS
Name	Vesting Date	Number of Shares Acquired on Vesting	Value Realized on Vesting
James A. Clishem, President and Chief Executive Officer (Principal Executive Officer)	2/7/2008	25,000	$53,225

John K. Penver, Chief Financial Officer, VP Finance and Company Secretary (Principal Financial Officer)	2/7/2008	16,667	$35,482

James M. Murphy, Vice President—Sales EMEA	2/7/2008	3,333	$7,096

Gary P. Rackow, Vice President—Sales Americas	2/7/2008	3,333	$7,096

Lisa M. Brown, Vice President—Marketing and Sales Operations	2/7/2008	3,333	$7,096

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

2000 Plan

See the section titled “Change of Control” under “Summary of the 2000 Plan” in Proposal Two of this proxy statement for information relating to potential acceleration of vesting of outstanding options under the 2000 Plan.

Termination and Change in Control Agreements

In October 2008, we entered into formal written severance agreements with James A. Clishem, our Chief Executive Officer, and John K. Penver, our Chief Financial Officer. These agreements supersede all previous agreements between the Company and these executives.

Mr. Clishem’s Severance Agreement provides that if his employment is terminated for reasons other than cause, as defined below, or by Mr. Clishem for good reason, as defined below, then he shall be entitled to receive continued severance pay equal to twelve months of his then-current base salary payable over such period, as well as reimbursement of health benefits during such period. In addition, Mr. Clishem’s Severance Agreement provides that the vesting under all unvested options would be accelerated by twelve months and that he would be entitled to all or a pro-rated portion of the amount of bonus that would have been paid to him at the end of the year of such severance if the goals set for such bonus are achieved prior to such date of severance. Mr. Clishem’s Severance Agreement further provides that Mr. Clishem shall be subject to a covenant not to compete during his employment with the Company and for a period of up to twelve months following his employment.

Mr. Penver’s Severance Agreement provides that if his employment is terminated for reasons other than cause, as defined below, or by Mr. Penver for good reason, as defined below, then he shall be entitled to receive continued severance pay equal to nine months of his then-current base salary payable over such period, as well as reimbursement of health benefits during such period. In addition, Mr. Penver’s Severance Agreement provides that the vesting under all unvested options would be accelerated by nine months and that he would be entitled to all or a pro-rated portion of the amount of bonus that would have been paid to him at the end of the year of such severance if the goals set for such bonus are achieved prior to such date of severance. Mr. Penver’s Severance Agreement further provides that Mr. Penver shall be subject to a covenant not to compete during his employment with the Company and for a period of up to nine months following his employment.

Each of the Severance Agreements also provides that if within twelve months following a change in control (as defined in the Company’s 2000 Stock Incentive Plan) the executive officer’s employment is terminated for reasons other than cause, or by the executive for good reason, then any unvested options or shares of restricted stock held by the executive officer on the date of such change in control would accelerate and vest in full as of the date of the termination.

In July 2008, the Board approved the execution by the Company of change of control severance agreement (the “Change of Control Agreements”) with each executive officer of the Company, other than James Clishem and John Penver, including James Murphy, Gary Rackow and Lisa Brown. Each of the Change of Control Agreements provides that if within twelve months following a change in control (as defined in the 2000 Plan) the executive officer’s employment is terminated for reasons other than cause, as defined below, or by the executive for good reason, as defined below, then any unvested options or shares of restricted stock held by such executive officer on the date of such change in control would accelerate and vest in full as of the date of the termination.

For the purposes of each of the Severance Agreements and Change of Control Agreements, “cause” means (i) the executive’s continued failure to substantially perform the duties and obligations of executive’s position (for reasons other than death or disability (as defined in the Severance Agreements)), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) the executive’s failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by the executive that results in a substantial gain or personal enrichment of the executive at the expense of the Company; (iv) the executive’s violation of a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be materially injurious to the Company; (v) the executive’s violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; or (vi) the executive’s material breach of certain terms of that executive’s agreements with the Company, including confidentiality obligations.

For purposes of each of the Severance Agreements and Change of Control Agreements, “good reason” means, without the executive’s written consent: (i) there is a material reduction of the level of the executive’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally); (ii) there is a material reduction in the executive’s overall responsibilities or authority, or scope of duties, it being understood that a reduction in the executive’s responsibilities or authority following a change in control (as defined in the 2000 Plan) shall not constitute good reason unless there also occurs a demotion in the executive’s title or position; or (iii) a material change in the geographic location at which the executive must perform his services; provided, that in no instance will the relocation of the executive to a facility or a location of fifty (50) miles or less from the executive’s then current office location be deemed material for purposes of the agreement.

See the section titled “Employment Agreements with Officers” above for descriptions of agreements with our officers containing provisions triggering potential payments upon termination or change of control.

Had their employment been terminated on December 31, 2008 by us for reasons other than cause or by the executive for good reason, these Named Executive Officers would have been eligible to receive the payments set forth in the table below. These payments include amounts earned through such time and are only estimates of the amounts that would be paid to these executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company.

POTENTIAL PAYMENTS UNDER TERMINATION ARRANGEMENTS

	Salary	Benefits	Accrued Vacation Pay	Accelerated vesting of Restricted Stock	Accelerated Vesting of Stock Options [1]	Total
James A. Clishem, President and Chief Executive Officer (Principal Executive Officer)	$315,000	$14,667	$15,456	$23,128	$—	$368,250

John K. Penver, Chief Financial Officer, VP Finance and Company Secretary (Principal Financial Officer)	$156,000	$11,000	$28,408	$14,143	$—	$209,551

James M. Murphy, Vice President—Sales EMEA	$—	$—	$1,754	$3,722	$—	$5,476

Gary P. Rackow, Vice President—Sales Americas	$—	$—	$5,153	$3,722	$—	$8,875

Lisa M. Brown, Vice President—Marketing and Sales Operations	$—	$—	$9,732	$4,519	$—	$14,251

[1]	The exercise price of all outstanding options for our Named Executive Officers at December 31, 2008 was greater than the closing price of the Company’s common stock of $0.32, and therefore the executives would not have realized any value from the acceleration of vesting of outstanding stock options in the event of a change in control or termination.

DIRECTORS’ COMPENSATION

Name	Fees earned or paid in cash	Option awards $	Total compensation
		[2]
James A. Clishem	Included in executive compensation table
Ake Almgren	$43,750	$16,275	$60,025
Richard Anderson	$40,000	$16,275	$56,275
Rodney Bond	$55,000	$16,275	$71,275
James deVenny III [1]	$23,750	$6,581	$30,331
Jan Lindelow	$40,000	$16,275	$56,275
Benjamin Scott	$60,000	$16,275	$76,275

Total—all directors	$262,500	$87,956	$350,456

[1]	Mr. deVenny joined the board effective March 23, 2008.

[2]	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2008.

The following table shows the aggregate number of option awards outstanding for each of our directors as at December 31, 2008 as well as the number of shares underlying option awards during 2008 and the grant date fair value of option grants made to directors during 2008:

	Aggregate number of options outstanding at December 31, 2008	Option awards made during 2008	Grant date fair value of option awards made during 2008
James A. Clishem	Included in executive compensation table
Ake Almgren	90,000	15,000	$12,296
Richard E. Anderson	90,000	15,000	$12,296
Rodney S. Bond	110,400	15,000	$12,296
James E. deVenny III [1]	30,000	30,000	$26,309
Jan H. Lindelow	105,000	15,000	$12,296
Benjamin L. Scott	100,000	15,000	$12,296

Total—all directors	525,400	105,000	$87,789

[1]	Mr. deVenny joined the Board effective March 23, 2008.

Overview of Director Compensation and Procedures

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board.

Our non-employee directors receive the following annual fees for their service as a director:

Service	Annual Fee
Director fee	$30,000
Chairman of the Board fee	$10,000
Audit Committee participation fee	$10,000
Audit Committee chairperson (in addition to fee for serving on the Audit Committee)	$10,000
Compensation Committee participation fee	$5,000
Compensation Committee chairperson (in addition to fee for serving on the Compensation Committee)	$10,000
Nominating & Corporate Governance Committee participation fee	$5,000
Nominating & Corporate Governance Committee chairperson (in addition to fee for serving on the Nominating & Corporate Governance Committee)	$5,000

All of the above fees are paid to directors on a quarterly basis in arrears. When the Board appoints a special committee, additional compensation may be paid to those directors who serve on the special committees.

On the date of each Annual Meeting of Stockholders, each non-employee director who continues to serve as a non-employee director is automatically granted an option to purchase 15,000 shares of common stock provided such individual has served on the Board of Directors for at least six months. Under this program, on the date of our 2008 Annual Meeting, Messrs. Almgren, Anderson, Bond, Lindelow, and Scott each received an option grant to purchase 15,000 shares of common stock with an exercise price of $1.30 per share, the closing sale price of our common stock on the Nasdaq Global Market on the date of our 2008 Annual Meeting.

At the 2009 Annual Meeting, Messrs. Anderson, Bond, Lindelow and Scott and, assuming their re-election, Messrs. Almgren and deVenny, will each receive an option grant to purchase 15,000 shares of common stock at an exercise price equal to the closing sale price of our common stock on the Nasdaq Global Market on such date. These options will vest in full on the one-year anniversary of the grant date, based upon the optionee’s continued service on our Board of Directors. If Mr. Greenberg is re-elected he will not receive an annual option grant in 2009 because he will not have served on our board for at least six months at the time of our 2009 Annual Meeting. However, Mr. Greenberg received options to purchase 30,000 shares of common stock in March 2009 with an exercise price of $0.55 per share under the program described immediately below.

New directors are awarded an option grant to purchase 30,000 shares of common stock under our 2000 Stock Plan at the next meeting of the Board or Compensation Committee after the date such non-employee joins the Board of Directors. Options granted to new directors will have an exercise price per share equal to the fair market value per share of the underlying shares of common stock at the date of grant and will vest in equal annual installments over three years. Under this program, during 2008, Mr. deVenny received an option grant to purchase 25,000 shares of common stock with an exercise price of $1.44 and an option grant to purchase 5,000 shares of common stock with an exercise price of $1.30 per share.

Directors who are also our employees do not receive cash or equity compensation for service on the Board in addition to their compensation payable for their service as employees of the Company.

Indemnification Agreements

Our certificate of incorporation limits the liability of our directors to the Company and our stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors’ and officers’ liability insurance. The Company has entered into indemnification agreements with all of our directors and our executive officers.

Certain Relationships

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. This would encompass all transactions with directors, immediate family members of our directors and executive officers, or any entities that such persons may have ownership or employment relationships with. A report is made annually to our audit committee disclosing all related parties that are employed by us or any related party transactions or relationships that occurred during the year, if any. There were no reportable transactions during 2008.

PROPOSAL TWO: APPROVAL

TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM

FOR EMPLOYEES OTHER THAN DIRECTORS AND EXECUTIVE OFFICERS

Introduction

We are seeking stockholder approval to allow for a one-time stock option exchange program. If implemented, the exchange program would allow us to cancel certain stock options currently held by some of our employees in exchange for the grant of a lesser amount of stock options with lower exercise prices. Exchange ratios will be designed to result in a fair value of the replacement options to be granted that will be approximately equal to the fair value of the options that are surrendered. We will use the 52-week high trading price of our common stock (measured from the start date of the exchange program) as a threshold for options eligible to be exchanged. Using this threshold is designed to ensure that only outstanding options that are substantially “underwater” (meaning the exercise prices of the options are greater than our current stock price) are eligible for the exchange program. The members of the board and our senior leadership team, which includes our Named Executive Officers and other senior officers holding the title of Vice President or above, will not be eligible to participate in the exchange program. Stockholder approval is required for this proposal under the NASDAQ listing rules. If stockholders approve this proposal, the board intends to commence the exchange program as soon as practicable after the annual meeting, but in any event, within three months of stockholder approval of the exchange. If stockholders do not approve this proposal, the exchange program will not take place.

Overview

Our stock price has experienced a significant decline during the last few years and particularly in 2008 due in large part to the continued weak economy as well as other factors outside of our control that have negatively impacted the volume and trading activity in our common stock. We have continued to increase revenue and to reduce our operating losses through this period despite the decline in our stock price. We have taken a number of actions since January 2008 to transform and grow our business and improve our performance including adding new channels of distribution, introducing a containerized product offering for global UPS markets, and building our brand and service operations. However, our efforts have not yet had a significant impact on our stock price, which remains at a historically low level. Consequently, the Company’s employees now hold a significant number of stock options with exercise prices that greatly exceed both the current market price of Active Power’s common stock and the average market price of our stock over the prior 12 months. At December 31, 2008 all of the Company’s outstanding stock options were underwater. Further, there can be no assurance that our efforts to transform and reinvigorate our business and improve our performance will ultimately result in significant increases in our stock price in the near-term, if at all. Thus, the board and the Compensation Committee believe these underwater options no longer provide the long-term incentive and retention objectives that they were intended to provide. The board and the Compensation Committee believe the exchange program is an important component in our strategy to align employee and stockholder interests through our equity compensation programs. We believe that the exchange program is important for the Company because it will permit us to:

•

Provide renewed incentives to our employees who participate in the exchange program. As of December 31, 2008 100% of our outstanding stock options were underwater. After making our annual employee grants in the first quarter of 2009, as of February 28, 2009, approximately 81% of our outstanding stock options eligible for the exchange program were underwater. The weighted average exercise price of these underwater options was $3.39 as compared to a $0.57 closing price of our common stock on February 28, 2009. As a result, these underwater stock options do not currently provide meaningful retention or incentive value to our employees. We believe the exchange program will enable us to enhance long-term stockholder value by providing greater assurance that the Company will be able to retain experienced and productive employees, by improving the morale of our employees generally, and by aligning the interests of our employees more fully with the interests of our stockholders.

•	Meaningfully reduce our total number of outstanding stock options, or “overhang,” represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees. These underwater stock options currently create an equity award overhang to our stockholders of approximately 2.9 million shares. As of February 28, 2009, the total number of shares of Active Power common stock outstanding was 60.5 million. Keeping these underwater options outstanding does not serve the interests of our stockholders and does not provide the benefits intended by our equity compensation program for our employees. By replacing the eligible options with a lesser number of options with a lower exercise price, our overhang will be decreased. The overhang represented by the options granted pursuant to the exchange program will reflect an appropriate balance between the Company’s goals for its equity compensation program and our interest in minimizing our overhang and the dilution of our stockholders’ interests.

•

Recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. These options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will have to recognize a total of approximately $5.1 million in compensation expense related to these underwater options, $3.3 million of which has already been expensed as of February 28, 2009 and $1.8 million of which we will continue to be obligated to expense, even if these options are never exercised because the majority remain underwater. We believe it is not an efficient use of the Company’s resources to recognize compensation expense on options that are not perceived by our employees as providing value. By replacing options that have little or no retention or incentive value with options that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), the Company will be making efficient use of its resources.

For reference purposes, the following table summarizes information regarding outstanding equity awards issued pursuant to the 2000 Plan and shares of common stock available for future grants under the Equity Plans as of February 28, 2009:

Shares available for future grant under existing plans	2,674,379
Shares issuable pursuant to outstanding stock options	7,171,680
Weighted average exercise price of all outstanding stock options	$2.99
Weighted average remaining term of all outstanding stock options	7.32 years
Shares issuable pursuant to all other outstanding equity awards [1]	123,013

[1]	Consists solely of restricted stock units.

If our stockholders do not approve the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options, even though the options may have little or no retention or incentive value.

Summary of Material Terms

If stockholders approve the exchange program, the material terms of the exchange program will include eligibility, the exchange ratios to be applied to eligible options and the vesting schedule to apply to replacement options granted pursuant to the exchange program. These terms are summarized here and described in further detail below.

•

The exchange program will be open to all U.S. and international employees, except as described below, who are employed by us as of the start of the exchange program and remain employees through the date the exchange program ends. Eligible employees will be permitted to exchange all or none of the eligible options for replacement options on a grant-by-grant basis.

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Only options having a per share exercise price at or above the 52-week high trading price of our common stock and that have been granted prior to the twelve months preceding the commencement of the offering will be eligible to be exchanged. Eligible employees will be permitted to exchange all or none of the eligible options for replacement options on a grant-by-grant basis.

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The members of our board and our senior leadership team, which includes our Named Executive Officers and all other with the title of Vice President and above will not be eligible to participate in the exchange program.

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The exchange program will not be a one-for-one exchange. Instead, participating employees will receive replacement options covering a lesser numbers of shares (with a lower exercise price) than are covered by the surrendered eligible options. The exchange ratios of shares subject to eligible options surrendered in exchange for replacement options granted have been determined in a manner intended to result in the grant of replacement options that have a fair value approximately equal to the fair value of the eligible options they replace. The exchange ratios were established based on the original exercise price of the eligible option and the current fair value of the option (calculated using the Black Scholes model). The Company anticipates the exchange ratios to be as follows:

–	For options with an exercise price at or above the 52-week high closing sale price, but less than $2.50, participating employees shall receive an option for one share of our common stock for each option for two shares surrendered; and

–	For options with an exercise price at or above $2.50, participating employees shall receive an option for one share of our common stock for each option for three shares surrendered.

These exchange ratios may be modified by the Compensation Committee in its sole discretion to take into account changes in the fair value of the options surrendered or received.

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Each replacement option will have an exercise price per share equal to the closing price of our common stock on the date of grant, and will have a new term equal to the weighted average remaining term for all eligible outstanding stock options immediately prior to this option exchange.

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None of the replacement options will be vested on the date of grant. The replacement options will be scheduled to vest over three years beginning 12 months after the grant date with 50% of the grant vesting in twelve months and the balance of the grant vesting quarterly over the subsequent two years.

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The exchange program will begin within three months of the date of stockholder approval and ideally as soon as practical after stockholder approval. The Board and the Compensation Committee will determine the actual start date within that time period. If the exchange program does not commence within three months of stockholder approval, we will consider any future exchange or similar program to be a new one, requiring new stockholder approval before it could be implemented.

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, the board and the Compensation Committee may change the terms of the exchange program in their sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the exchange program even if stockholder approval is obtained.

Reasons for the Option Exchange Program

We believe that an effective and competitive employee incentive program is imperative for the success of our business. We rely on our experienced and productive employees and their efforts to help the Company achieve its business objectives. At Active Power, stock options constitute a key component of our incentive and retention programs because the board and the Compensation Committee believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. Active Power’s long-term incentive compensation program is broad-based, with 100 percent of our employees in all of our locations, including qualified part-time employees, receiving equity awards. The Company has offered stock options to our employees since its founding in 1992.

Due to the significant decline of our stock price during the last few years and during 2008 in particular, the majority of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the NASDAQ Global Select Market on February 28, 2009 was $0.57, whereas, the weighted average exercise price of all outstanding options held by our employees was $2.99. As of February 28, 2009, approximately 81% of outstanding stock options held by our employees were underwater. Although we continue to believe that stock options are an important component of our employee’s total compensation, many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board and the Compensation Committee believe is necessary to motivate and retain our employees.

Alternatives Considered

When considering how best to continue to incentivize and reward our employees who have underwater options, we considered the following alternatives:

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Increase cash compensation. To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce both our cash flow from operations and our remaining cash and investments on hand, which could adversely affect our business and operating results. In addition, these increases would not reduce our overhang.

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Grant additional equity awards. We also considered special grants of additional stock options at current market prices or another form of equity award such as restricted stock units. However, these additional grants would substantially increase our overhang, and the dilution to our stockholders and potentially increase the amount of stock-based compensation expense that we must recognize, further hampering our efforts to make the company profitable. We would also continue to record stock-based compensation expense in our financial statements on underwater options that have little or no perceived value to our employees.

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Exchange options for cash. We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would increase our compensation expenses and reduce both our cash flow from operations and our remaining cash and investments on hand, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

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Exchange options for restricted stock units. We also considered implementing a program to exchange underwater options for restricted stock units. However, in order to ensure that the exchange program is approximately expense-neutral from an accounting perspective, the exchange ratios for an options-for-restricted stock units exchange program would need to be substantially higher than for an options-for-options exchange program (i.e., fewer replacement awards granted). Thus, we believe that employee participation in an options-for-restricted stock units exchange program would be lower than with an options-for-options exchange program. Additionally, restricted stock units would be a new form of equity for many of our employees and we believe that a lack of familiarity with restricted stock units could negatively impact employee participation in the exchange program.

Implementation of the Option Exchange Program

We also considered implementing a program to exchange underwater options for replacement options and settled on this approach. We determined that a program under which our employees could exchange stock options with higher exercise prices for a lesser number of stock options with a lower exercise price was the most attractive alternative for a number of reasons, including the following:

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The exchange program offers a reasonable, balanced and meaningful incentive for our eligible employees. Under the exchange program, participating employees will surrender eligible underwater options for replacement options covering fewer shares with a lower exercise price and that will vest over a three year period, with 50% of the replacement options vesting on the date 12 months after the replacement option grant date and the remaining 50% of the replacement options vesting on a quarterly basis over the subsequent two years.

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The exchange ratios have been calculated to return value to our stockholders. We have calculated the exchange ratios to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are exchanged, which we believe will have no significant adverse impact on our reported earnings. We believe this combination of fewer shares subject to options with lower exercise prices, granted with no expected significant adverse impact on our reported earnings, together with a new 36-month minimum vesting requirement, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance. Additionally, stock options will provide value to employees only if the Company’s share price increases over time thereby aligning employee and stockholder interests.

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The exchange program will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the employee who holds them leaves our employment. An exchange, such as the exchange program, will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because employees who participate in the exchange program will receive the lesser number of replacement options in exchange for their surrendered eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. Based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 2.3 million shares will be surrendered and cancelled, while replacement options covering approximately 0.9 million shares will be granted, resulting in a net reduction in the equity award overhang by approximately 1.4 million shares. The total number of shares subject to outstanding equity awards as of February 28, 2009 would have been approximately 4.9 million shares, including the approximately 0.9 million replacement options. As of February 28, 2009, the total number of shares of Active Power common stock outstanding was 60.5 million. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

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The reduced number of shares subject to the replacement options will conserve our equity pool. Under the exchange program, shares subject to eligible options that are surrendered in exchange for a lesser number of replacement options will return to the pool of shares available for future grant under our 2000 Plan. This return of shares will constitute an efficient use of the shares available for future issuance.

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Members of our board and the senior executive team will not be eligible to participate in the exchange program. Although our directors and members of the senior executive team, which includes our Named Executive Officers and all of our Vice Presidents, also hold options that are significantly underwater, these individuals are not eligible to participate in the exchange program because we believe that their compensation should remain at greater risk based on our stock price.

Description of the Option Exchange Program

Implementing the Exchange Program. We have not commenced the exchange program and will not do so unless our stockholders approve this proposal. If the Company receives stockholder approval permitting the exchange program, the exchange program may commence at a time determined by the Compensation Committee, with terms expected to be materially similar to those described in this proposal. If the Company receives the required stockholder approval, the approval will be for a one-time exchange program. Even if the stockholders approve this proposal, the Compensation Committee may still later determine not to implement the exchange program. It is currently anticipated that the exchange program will commence as soon as practicable following approval of this proposal by our stockholders. However, if the exchange program does not commence within three months after the date of stockholder approval, the Company will not commence an exchange or similar program without again seeking and receiving stockholder approval.

Upon commencement of the exchange program, employees holding eligible options would receive written materials (the “offer to exchange”) explaining the precise terms and timing of the exchange program. Employees would be given at least 20 business days (or such longer period as we may elect to keep the exchange program open) to elect to exchange all or none of their eligible options, on a grant-by-grant basis, for replacement options. After the offer to exchange is closed, the eligible options surrendered for exchange would be cancelled, and the Compensation Committee would approve grants of replacement options to participating employees in accordance with the applicable exchange ratios. All such replacement options would be granted under the 2000 Plan and would be subject to the terms of the plan.

At or before commencement of the exchange program, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Employees, as well as stockholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC’s web site at www.sec.gov or on our Investor Relations web site at http://www.activepower.com.

If you are both a stockholder and an employee holding eligible options, please note that voting to authorize the exchange program does not constitute an election to participate in the exchange program.

Eligible Options. To be eligible for exchange under the exchange program, an underwater option, as of a date specified by the terms of the offer to exchange (which date will be not more than 20 business days prior to the date that the exchange program commences), must not (i) have a per share exercise price at or below the 52-week high trading price of our common stock as reported by the NASDAQ Global Select Market (or such lesser exercise price as the Compensation Committee may determine, but in any case still substantially above the then-current trading price of our common stock), or (ii) have been granted within 12 months of the date that the exchange program commences.

Eligible Participants. The exchange program will be open to all U.S. and international employees who hold eligible options, except as described below. Although the Company intends to include all employees located outside the United States, the Company may exclude such employees if, for any reason, the Compensation Committee believes that their participation would be illegal, inadvisable or impractical. To be eligible, an individual must be employed on the date the offer to exchange commences and must remain employed through the date that replacement options are granted. The exchange program will not be open to members of the board or the senior executive team. For purposes of the exchange program, the senior executive team will include the Named Executive Officers and all other senior officers with Vice President titles. As of February 28, 2009, there were approximately 140 employees eligible to participate in the exchange program (based on assumptions below).

Exchange Ratios. The exchange ratios were designed to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are surrendered in the exchange. For options with an exercise price at or above the 52-week high closing sale price, but less than $2.50, participating employees shall receive an option for one share of our common stock for each option for two shares surrendered; and for options with an exercise price at or above $2.50, participating employees shall receive an option for one share of our common stock for each option for three shares surrendered. These exchange ratios were determined based on a 52-week high of $1.64 and fair market value of our common stock was $0.57 per share. These exchange ratios may be modified by the Compensation Committee in their sole discretion to take into account changes in the fair value of the options surrendered or received. The exchange ratios will be applied on a grant-by-grant basis.

These exchange ratios were established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. These exchange ratios were based on the fair value of the eligible options (calculated using Black Scholes models) within the relevant grouping. The calculation of fair value using the Black Scholes model takes into account many variables, such as the volatility of our stock and the expected term of an option. As a result, the exchange ratios do not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of replacement options that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace. This will generally eliminate any additional compensation cost that we must recognize on the replacement options, other than immaterial compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs.

For purposes of example only, if a participating employee exchanged an eligible option for 3,000 shares with an exercise price of $20.00 per share and the exchange ratio was one share of replacement option for every three surrendered eligible option shares, the employee would receive a replacement option for 1,000 shares in exchange for the surrendered eligible option (3,000 divided by 3). If the employee also exchanged another eligible option for 2,000 shares with an exercise price of $2.24 per share and the exchange ratio was one share of replacement option for every two surrendered eligible option shares, the employee would receive a replacement option for 1,000 shares in exchange for the surrendered eligible option (2,000 divided by 2).

Continuing this example, if we assume that all eligible options (as of February 28, 2009) remain outstanding and the option holders remain eligible to participate, the following table summarizes information regarding the eligible options and the replacement options that would be granted in the exchange:

Exercise Prices of Eligible Options	Number of Shares Underlying Eligible Options	Weighted Average Exercise Price of Eligible Options	Weighted Average Remaining Life of Eligible Options (Years)	Exchange Ratio	Maximum Number of Shares Underlying Replacement Options That May be Granted
$1.64 to $2.50	769,629	$2.21	7.24	2.0-to-1	384,815
$2.50 and above	1,632,256	$5.81	4.6	3.0-to-1	544,085
Total	2,401,885	$3.39	5.45		928,900

After the exchange as presented in this example (assuming all eligible options are tendered and without including any grants after February 28, 2009), there will be 4.1 million shares available for grant, and 5.7 million options outstanding. These outstanding options would have a weighted average exercise price of $1.90 and a weighted average remaining term of 5.45 years.

Election to Participate. Participation in the exchange program will be voluntary. Eligible employees will be permitted to exchange all or none of the eligible options for replacement options on a grant-by-grant basis.

Exercise Price of Replacement Options. All replacement options will be granted with an exercise price equal to the closing price of our common stock on the replacement option grant date as reported by the NASDAQ Global Select Market.

Vesting of Replacement Options. The replacement options will vest over three years beginning 12 months after the replacement option grant date with 50% of the replacement options vesting on the date 12 months after the replacement option grant date and the remaining 50% vesting quarterly over the subsequent two-year period.

Term of the Replacement Options. The replacement options will have a term equal to the weighted average remaining contractual life of all eligible options under this exchange program as of the commencement of the exchange offer, which is estimated to be approximately 5.45 years.

Other Terms and Conditions of the Replacement Options. The other terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option grant date. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible options. All replacement options will be non-statutory stock options granted under our 2000 Plan, regardless of the tax status of the eligible options surrendered for exchange.

Return of Eligible Options Surrendered. The eligible options surrendered for exchange will be cancelled and all shares of common stock that were subject to such surrendered options will again become available for future awards under the 2000 Plan.

Accounting Treatment. Under SFAS 123(R), the exchange of options under the option exchange program is treated as a modification of the existing options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the exchange program, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to employees in exchange for surrendered eligible options, measured as of the date the replacement options are granted, over the fair value of the surrendered eligible options in exchange for the replacement options, measured immediately prior to the cancellation. Because the exchange ratios will be calculated to result in the fair value of surrendered eligible options being equal to the fair value of the options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange program. In the event that any of the replacement options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered options which would have been recognized under the original vesting schedule.

U.S. Federal Income Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange. We believe the exchange of eligible options for replacement options pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. However, the tax consequences of the exchange program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the exchange program under all applicable laws prior to participating in the exchange program. The tax consequences for non-U.S. employees may differ from the U.S. federal income tax consequences described in the preceding sentence.

Potential Modification to Terms to Comply with Governmental Requirements. The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for tax purposes for participants in the United States as the tax treatment of the exchange program is not entirely certain. In addition, we intend to make the exchange program available to our employees who are located outside the United States, where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or optimizing the U.S. federal or foreign tax consequences.

Plan Benefits Relating to the Option Exchange Program

Because participation in the exchange program is voluntary, the benefits or amounts that will be received by any employee, if this proposal is approved and the exchange program is implemented, are not currently determinable, since we are not able to predict who or how many employees will elect to participate, how many options will be surrendered for exchange or the number of replacement options that may be granted. None of the members of our senior executive team or our board will be eligible to participate in the exchange program. Based on the assumptions described above, including an assumed $1.64 52-week high trading price of our common stock and a $0.57 share price, the maximum number of shares underlying options that would be cancelled would be 2.4 million shares, and the maximum number of shares underlying new options that would be granted would be 0.9 million shares.

Effect on Stockholders

We are unable to predict the precise impact of the exchange program on our stockholders because we are unable to predict how many or which employees will exchange their eligible options. The exchange program was designed in the aggregate to be expense-neutral to our stockholders while reducing the overhang. Based on the assumptions described above, including an assumed $1.64 52-week high trading price of our common stock and a $0.57 share price, if all eligible options are exchanged, options to purchase approximately 2.4 million shares will be surrendered and cancelled, while replacement options covering approximately 0.9 million shares will be granted resulting in a net reduction in the equity award overhang by approximately 1.5 million shares. Following the exchange program, if all eligible options are exchanged, we will have approximately 5.7 million options outstanding, with a weighted average exercise price of $1.90 and a weighted average remaining term of 5.45 years. As of February 2009, the total number of shares of Active Power common stock outstanding was 60.5 million.

Summary of the 2000 Plan

The following is a summary of the material terms of the 2000 Plan as qualified in its entirety by reference to the 2000 Plan. A copy of the 2000 Plan may be found attached as Exhibit 10.2 to the Company’s IPO Registration Statement filed with the Securities and Exchange Commission on July 14, 2000.

Background and Purpose of the 2000 Plan

The 2000 Plan is divided into three separate equity programs:

1.	Discretionary Option Grant Program—Under the Discretionary Option Grant Program, the Plan Administrator is able to grant options to purchase shares of our common stock (“Shares”) as well as stock appreciation rights.

2.	Stock Issuance Program—Under the Stock Issuance Program, the Plan Administrator is able to make direct issuances of Shares either through the issuance or immediate purchase of such Shares or as a bonus for services rendered by participants at the discretion of the Administrator.

3.	Automatic Option Grant Program—Under the Automatic Option Grant Program, option grants are automatically made at periodic intervals to non-employee directors.

The 2000 Plan is intended to promote the interest of the Company by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to remain in the service of the Company. Holders of awards granted under the 2000 Plan are referred to herein as “participants.”

Administration of the 2000 Plan

Our Compensation Committee administers the 2000 Plan (“Administrator”). The members of the Compensation Committee must qualify as non-employee directors under Rule 16b-3 of the Exchange Act of 1934.

Subject to the terms of the 2000 Plan, the Administrator has the sole discretion to select the employees, consultants and other independent advisors who will receive awards, determine the terms and conditions of awards (for example, the number of Shares and vesting schedule), and interpret the provisions of the 2000 Plan and outstanding awards. The Administrator may amend, modify or cancel any outstanding award with the consent of the holder and accelerate the vesting of such award, and establish any rules it deems appropriate for proper administration of the 2000 Plan. Administration of the Automatic Option Grant Program is self-executing in accordance with the terms of the program and the Administrator does not have any discretionary functions with respect to award grants made under the program. The Compensation Committee may delegate any part of its authority and powers under the 2000 Plan to one or more directors and/or officers of the Company, but only the Compensation Committee itself can make awards to participants who are executive officers of the Company.

Shares Subject to the 2000 Plan

The maximum aggregate number of Shares that may be awarded and sold under the 2000 Plan is (A) 6,116,934 Shares plus (B) an annual increase to be added on the first day of each calendar year beginning in 2001 equal to the lesser of 1,080,000 Shares or 2% of the outstanding Shares on the last trading day in December of the prior year. No one person participating in the 2000 Plan may receive awards for more than 1,080,000 Shares of common stock in the aggregate per calendar year under the 2000 Plan.

The Administrator will make appropriate adjustments to the aggregate number and/or class of shares reserved for issuance under the 2000 Plan, the number and/or class of shares pursuant to the automatic Share reserve increase, the number and/or class of shares for which any one person may be granted options, the number and/or class of shares to be granted automatically to new and continuing non-employee directors, the number and/or class of shares and exercise price of outstanding options under the 2000 Plan or the Company’s 1993 Stock Option Plan (the “Prior Plan”), in the case of a stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock without the Company’s receipt of consideration. If any Shares subject to any award or to which an award relates granted under the 2000 Plan or the Prior Plan expire, terminate or are cancelled prior to exercise in full or are repurchased by the Company, such Shares will be available for future awards under the 2000 Plan. Shares used to pay tax and the exercise price of options will reduce the number of Shares available for issuance under the 2000 Plan. Shares underlying stock appreciation rights that are exercised will not be available for subsequent issuance under the 2000 Plan.

Discretionary Option Grant Program

A stock option is the right to acquire Shares at a fixed exercise price for a certain period of time. Under the Discretionary Option Grant Program, the Administrator may grant nonstatutory stock options and/or incentive stock.

The exercise price of each option is set by the Administrator but cannot be less than 100% of the fair market value of the Shares covered by the option on the date of grant. The exercise price of an incentive stock option must be at least 110% of fair market value if on the grant date the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. The exercise price may be paid in cash, check or Shares held for a certain period or by having the participant provide irrevocable instructions to a Company-designated brokerage firm to effect the immediate sale of the purchase Shares and remit to the Company sufficient funds to cover the aggregate exercise price and any applicable tax withholdings.

The Administrator establishes the vesting schedule of each option at the time of grant. Options become exercisable at the times and on the terms established by the Plan Administrator. Options that are exercisable with respect to unvested Shares will be subject to a repurchase right by the Company at the exercise price paid by the participant for such Shares. Options granted under the 2000 Plan expire at the times established by the Administrator, but not later than 10 years after the grant date.

Upon the death or cessation of service other than for misconduct of a participant, the participant (or his or her beneficiary) will be able to exercise the vested portion of his or her option for the period of time stated in the award agreement, but in no event later than the expiration of the option’s term. Upon cessation of service for misconduct (as defined in the 2000 Plan) of a participant or if a participant engages in misconduct while options are outstanding, the participant’s options will terminate immediately.

The Administrator also may grant stock appreciation rights under the Discretionary Option Grant Program, which will allow such participants to elect between exercise of the underlying option for Shares and the surrender of that option in exchange for a distribution of an amount generally equal to the fair market value of the Shares minus the aggregate exercise price of the Shares. The distribution may be made in Shares, in cash, or a combination of both, as determined by the Administrator.

Stock Issuance Program

Stock issuances are awards where Shares are or will be issued to a participant and the participant’s right to retain or receive such Shares will vest in accordance with the terms and conditions established by the Administrator. The Administrator determines the purchase price of the stock issuance award, which may be paid in cash or check or deemed paid by past services rendered to the Company (or any parent or subsidiary of the Company). The stock issuance awards may be fully and immediately vested upon issuance or subject to vest in one or more installments over the participant’s period of service or upon attainment of specified performance objectives. Shares also may be issued pursuant to awards that entitle the participant to receive a specified number of vested Shares upon the attainment of performance goals or service requirements established by the Administrator.

The Administrator may require unvested Shares to be held in escrow by the Company until the Shares vest. The participant will have the right to vote Shares, whether or not the participant’s interest in those Shares is vested and will receive any regular cash dividends paid on such Shares. Any stock dividend, stock split or similar distribution of new, substituted or additional securities or other property that the participant has the right to receive with respect to unvested Shares will be issued subject to the same vesting requirements applicable to the participant’s unvested Shares and such escrow arrangements as the Administrator determines to be appropriate.

Upon cessation of service by a participant, any unvested Shares will be cancelled and to the extent the participant paid cash or cash equivalent for the issuance of such Shares, the Company will repay the participant such amount. The Administrator may waive the surrender and cancellation of unvested Shares at any time, to allow the immediate vesting of a participant’s interest in unvested Shares that otherwise would occur upon cessation of service or non-attainment of the applicable performance objectives.

Automatic Option Grant Program

Under the 2000 Plan, our non-employee directors receive annual, automatic, nondiscretionary grants of nonstatutory stock options and are also eligible to receive discretionary awards pursuant to the other equity programs under the 2000 Plan.

Each new non-employee director receives an option to purchase 25,000 Shares as of the date he or she first becomes a non-employee director, provided that the individual has not been in the employ of the Company (or its parent or subsidiaries) within two years of such date. Each non-employee director who is to continue to serve as a non-employee director also receives an option to purchase 7,500 Shares on the date of each annual stockholder meeting, provided that he or she has been a non-employee director for at least six months prior to the grant date.

The exercise price of each option granted to a non-employee director is equal to 100% of the fair market value of the Shares covered by the option on the date of grant. An option granted under the Automatic Option Grant Program is immediately exercisable. However, any such Shares exercised are subject to repurchase by the Company if the non-employee director ceases Board service prior to vesting. The option granted to a non-employee director when he or she first becomes a non-employee director vests in a series of three successive annual installments upon the participant’s completion of each year of Board service over the three-year period measured from the grant date. All options granted thereafter to the non-employee director become 100% vested upon completion of one year of Board service measured from the option grant date. If a non-employee director terminates his or her service on the Board due to death or permanent disability, his or her options would immediately vest.

Options granted to non-employee directors generally expire no later than 10 years after the date of grant. If a non-employee director terminates his or her service on the Board prior to an option’s normal expiration date, the option will remain exercisable for 12 months to the extent it has vested. However, the option may not be exercised later than the original expiration date.

Change in Control

In the event that of a change in control (as defined in the 2000 Plan), each outstanding option under the Discretionary Option Grant Program will vest immediately and become exercisable for all of the Shares subject to the option, unless the option is assumed or otherwise continued in full force and effect by the successor corporation (or its parent), replaced with a cash incentive program, or the acceleration of the option is subject to other limitations imposed by the Administrator at the time of grant.

Repurchase rights covering awards granted under the Discretionary Option Grant Program and Stock Issuance Program will terminate automatically upon a change in control unless assigned to the successor corporation (or its parent) or otherwise continued in full force and effect, or the termination of such rights is precluded by other limitations imposed by the Administrator at the time the right is issued. Outstanding options will terminate upon a change in control unless they were assumed or expressly continued in full force and effect pursuant to the terms of the transaction.

The Administrator may at any time provide for the accelerated vesting of options or automatic termination of repurchase rights upon a change in control or hostile take-over. The Administrator may grant one or more options which will become exercisable for all of the Shares and repurchase rights expire, in the event a participant’s service is involuntarily terminated within a certain period following a change in control and such options will have a post-service exercisability period of 1 year or expire earlier upon expiration of the option’s term. The Administrator also may provide that options automatically accelerate if the participant’s service is involuntarily terminated within a certain period following a hostile take-over and the post-service exercisability period of the option will end upon the expiration of the option’s term. The Administrator may provide that repurchase rights terminate automatically if the participant’s service is involuntarily terminated within a certain period following a change in control or hostile take-over.

Options granted under the Automatic Option Grant Program will vest automatically and repurchase rights will terminate automatically upon a change in control or hostile take-over and options will terminate upon the change in control unless assumed by the successor corporation (or its parent) or otherwise continued in full force and effect or, in the event of a hostile take-over, will remain exercisable until expiration of the option’s term. In the event of a hostile take-over, a participant holding an option granted under the Automatic Option Grant Program will have a 30-day period to surrender the option to the Company in exchange for cash consideration payable within 5 days of such surrender.

Transferability

Awards granted under the 2000 Plan generally are not transferable, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Amendment and Termination

The Board may amend or modify the 2000 Plan in any or all respect, except that no amendment or modification may adversely affect the rights and obligations with respect to options or unvested stock issuances unless the participant consents to such amendment or modification. Certain amendments may require stockholder approval pursuant to applicable laws and regulations. The 2000 Plan will terminate upon the earliest of July 12, 2010, the date all Shares available for issuance under the 2000 Plan have been issued as fully-vested Shares or the termination of all outstanding options in connection with a change in control.

Awards to be Granted to Certain Individuals and Groups

The number of awards that an employee or consultant may receive under the 2000 Plan is in the discretion of the Administrator and therefore cannot be determined in advance. As described above, stock options are granted to non-employee directors pursuant to a formula. The following table sets forth (a) the aggregate number of Shares subject to options granted under the 2000 Plan during the last fiscal year and (b) the average per Share exercise price of such options.

Name of Individual or Group	Number of Options Granted	Average Per Share Exercise Price
James Clishem	168,800	$1.88
John K. Penver	82,500	$1.88
James Murphy	37,500	$1.88
Gary Rackow	37,500	$1.88
Lisa Brown	56,250	$1.88
All Named Executive Officers, as a group	382,550	$1.88
All directors who are not Named Executive Officers, as a group	105,000	$1.33
All employees who are not Named Executive Officers, as a group	756,408	$1.46

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the 2000 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the 2000 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to “covered employees” within the meaning of Code Section 162(m). Under Code Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

Section 409A. Section 409A of the Code (“Section 409A”), which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the 2000 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2000 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Plan Benefits

All awards to employees, officers, consultants or directors under the 2000 Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the 2000 Plan are not determinable at this time. However, please refer to the description of grants made to our Named Executive Officers in the last fiscal year described in the “Fiscal 2008 Grants of Plan-Based Awards” table. Grants made to our non-employee directors in the last fiscal year are described in “Compensation of Directors.” For further information regarding the potential benefits and amounts for participants in connection with the exchange program, see “Plan Benefits Relating to the Option Exchange Program.”

Stockholder Approval

This proposal to allow for a one-time stock option exchange will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. If Active Power stockholders approve this proposal, the board and Compensation Committee intend to commence the exchange program as soon as practicable after the annual meeting. If Active Power’s stockholders do not approve this proposal, the exchange program will not take place.

FOR THE FOREGOING REASONS, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO ALLOW FOR A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN DIRECTORS AND EXECUTIVE OFFICERS.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors appointed the firm of Ernst & Young LLP as our independent auditors for the fiscal year ended December 31, 2009. The Audit Committee is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Ernst & Young LLP has served in this capacity for each of our audits since we became a publicly traded company in 2000.

In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, where he or she will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees billed to Active Power by Ernst & Young LLP for Fiscal 2008 and 2007

The following table presents fees for professional services rendered by Ernst & Young LLP and billed to us for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and 2007, and fees for other services billed by Ernst & Young LLP during those periods:

Fees	2008	2007
Audit fees	$425,000	$425,000
Audit-related fees	—	12,500
Tax fees	3,500	34,000
All other fees	47,091	222,091

Total	$475,591	$693,591

Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the annual financial statements included in our Form 10-K, the quarterly reviews of financial statements included in our Forms 10-Q, Form S-8 consent procedures and audit and testing of the Company’s internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. Audit-related services include fees for consultations concerning financial accounting and reporting matters and Form S-3 consent procedures in 2007. Audit-related fees are disclosed as those audit-related fees paid during the specified fiscal year.

Tax Fees. Tax fees include fees for tax compliance, tax advice and tax planning. Tax fees are disclosed as those tax fees paid during the specified fiscal year.

All Other Fees. All other fees include amounts billed by Ernst & Young in connection with Ernst & Young’s review of our previously existing Special Committee’s review of our historical stock option granting processes.

Pre-Approval Policies

The Audit Committee pre-approves all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services, including those set forth in the table above. The Chairman of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting. Our independent registered public accounting firm and management are required to report to the Audit Committee periodically regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Recommendation of the Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2009.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 20, 2009 (unless otherwise indicated), by:

•	each person known by us to be a beneficial owner of five percent (5%) or more of our common stock;

•	each current director, including each director who is a nominee for election as a director;

•	each Named Executive Officer; and

•	all current directors and executive officers as a group.

Our common stock is the only class of voting securities outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 60,458,311 shares of common stock outstanding as of March 20, 2009. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days following March 20, 2009 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity.

Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors:

James A. Clishem	955,032	1.56%
John K. Penver	294,979	*
James M. Murphy	63,026	*
Gary P. Rackow	71,036	*
Lisa M. Brown	120,605	*
Richard E. Anderson	760,925	1.26%
Ake Almgren	202,500	*
Rodney S. Bond	165,220	*
James E. deVenny III	49,999	*
Jan H. Lindelow	205,000	*
Benjamin L. Scott	175,000	*
All current directors and executive officers as a group (15 persons)	3,406,996	5.46%

Other 5% stockholders:
Sound Energy Partners, Inc	4,985,888	8.25%
Joshua Ruch	3,945,063	6.52%
Joseph F. Pinkerton III	3,690,142	6.10%
Impax Asset Management Ltd	3,678,069	6.08%

*	Less than one percent of the outstanding common stock

Notes Regarding Beneficial Ownership Table:

•	The address for all officers and directors is c/o Active Power, Inc., 2128 W. Braker Lane, BK 12, Austin, Texas 78758.

•	James A. Clishem. Includes 245,645 shares of outstanding common stock and 709,387 shares of common stock issuable upon exercise of options within 60 days of March 20, 2009.

•	John K. Penver. Includes 51,229 shares of outstanding common stock and 243,750 shares of common stock issuable upon exercise of options within 60 days of March 20, 2000.

•	James M. Murphy. Includes 12,088 shares of outstanding common stock and 50,938 shares of common stock issuable upon exercise of options within 60 days of March 20, 2009.

•	Gary P. Rackow. Includes 11,651 shares of outstanding common stock and 59,000 shares of common stock issuable upon exercise of options within 60 days of March 20, 2009.

•	Lisa M. Brown. Includes 16,413 shares of outstanding common stock and 84,375 shares of common stock issuable upon exercise of options within 60 days of March 20, 2009.

•	Ake Almgren. Includes 112,500 shares of outstanding common stock and 90,000 shares of common stock issuable upon exercise of options within 60 days of March 20, 2009.

•

Richard E. Anderson. Includes 670,925 shares of outstanding common stock, of which 147,800 shares are included because of Mr. Anderson’s association with Rita Investments Ltd. and 46,116 shares are owned by Mr. Anderson’s spouse. Also includes 90,000 shares of common stock issuable upon exercise of options within 60 days of March 20, 2009.

•	Rodney S. Bond. Includes 54,820 shares of outstanding common stock and 110,400 shares of common stock issuable upon exercise of options within 60 days of March 20, 2009.

•	James E. deVenny III. Includes 40,000 shares of outstanding common stock and 10,000 shares of common stock issuable upon exercise of options within 60 days of March 20, 2009.

•	Jan H. Lindelow. Includes 100,000 shares of outstanding common stock and 105,000 shares of common stock issuable upon exercise of options within 60 days of March 20, 2009.

•	Benjamin L. Scott. Includes 75,000 shares of outstanding common stock and 100,000 shares of common stock issuable upon exercise of options within 60 days of March 20, 2009.

•

All current directors and executive officers as a group. Includes 1,281,425 shares of outstanding common stock and 1,985,655 shares of common stock issuable upon exercise of options within 60 days after March 20, 2009.

•

Sound Energy Partners, Inc. Pursuant to a Schedule 13G/A dated February 13, 2009, as filed with the Securities and Exchange Commission, Sound Energy Partners, Inc. reported that it had shared voting power and shared dispositive power over 4,985,888 shares of common stock as of December 31, 2008 and that its address is 354 Pequot Avenue, Southport, Connecticut 06890.

•

Joshua Ruch. Pursuant to a Schedule 13G dated February 13, 2009, as filed with the Securities and Exchange Commission, Joshua Ruch reported that he had beneficial ownership over 3,945,063 shares of common stock as of December 31, 2008. 2,853,556 of the shares indicated as owned by Mr. Ruch are held in the name of investment vehicles over which Rho Management Partners, LP, a limited partnership has sole voting and investment control. 12,607 of the shares indicated as owned by Mr. Ruch are held directly by Atlas Capital Corporation, the sole general partner of Rho Management Partners LP. 71,750 of the shares indicated as owned by Mr. Ruch are held by an entity in which Kariba LLC is the sole general partner. Mr. Ruch is the sole stockholder of both Kariba LLC and Atlas Capital Corporation. Mr. Ruch may be deemed to be the beneficial owner of the shares owned by Rho Management Partners LP, Atlas Capital Corporation and Kariba LLC.

•

Joseph F. Pinkerton, III. Pursuant to a Schedule 13G dated February 17, 2009, as filed with the Securities and Exchange Commission, Joseph F. Pinkerton II reported that he had beneficial ownership over 3,690,142 shares of common stock as of December 31, 2008. 2,834,426 of the shares indicated as owned by Mr. Pinkerton are held by CJP Partners, Ltd., a limited partnership in which CJP Management, L.L.C. is the sole general partner and Mr. Pinkerton and his spouse are the sole limited partners. In addition, 467,569 of the shares indicated as owned by Mr. Pinkerton are held by ECA

Properties Ltd. CJP Management L.L.C. owns 0.1% and is the sole general partner of ECA Properties Ltd. Mr. Pinkerton disclaims beneficial ownership of the 467,569 shares held by ECA Properties Ltd.

•

Impax Asset Management Ltd. Pursuant to a Schedule 13G dated May 30, 2008, as filed with the Securities and Exchange Commission, Impax Asset Management Ltd. reported that it had sole voting power and sole dispositive power over 3,678,069 shares of common stock as of May 30, 2008 and that its address is Broughton House, 6-8 Sackville Street, London, W1S 3DG, United Kingdom.

CERTAIN TRANSACTIONS

Employment agreements.

For information regarding the employment agreements we have with our Named Executive Officers, please see the “Employment Agreements with Officers” section of our Compensation Discussion and Analysis, above.

Agreements with directors and officers.

Registration rights. According to the terms of an investors’ rights agreement among us, investors who purchased shares of our preferred stock in financings prior to our initial public offering, and Joseph F. Pinkerton, III, founder of the Company, Mr. Pinkerton may require us to file a registration statement under the Securities Act of 1933 with respect to the resale of shares of our common stock held by him. We are not required to effect more than two of these demand registrations.

Additionally, Mr. Pinkerton has piggyback registration rights with respect to future registration of our shares of common stock under the Securities Act. If we propose to register any shares of common stock under the Securities Act, Mr. Pinkerton is entitled to receive notice of such registration and is entitled to include his shares in the registration.

If we are eligible to file a registration statement on Form S-3 under the Securities Act, Mr. Pinkerton may also require us to file up to six registration statements on Form S-3 with respect to his shares of common stock, resulting in an aggregate offering of at least $500,000 on each registration statement on Form S-3. We are not required to file more than one registration statement on Form S-3 in any one six-month period.

These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear all of the expenses of all registrations under the investors’ rights agreement, except underwriting discounts and commissions incurred by the selling stockholders. The investors’ rights agreement also contains our commitment to indemnify the holders of registration rights for certain losses they incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradeable without restriction under the Securities Act. These registration rights terminate at such time as Mr. Pinkerton (i) holds less than 3% of the fully diluted shares of our common stock and (ii) is eligible to dispose of all his shares pursuant to Rule 144.

Stock options granted to executive officers and directors.

For more information regarding the grant of stock options to executive officers and directors in 2008, please see the table “Grants of Plan-Based Awards” and the footnotes thereto included in the Executive Compensation section of our Compensation Discussion and Analysis, above.

Termination of employment and change in control arrangements. For information regarding the employment agreements we have with our Named Executive Officers, please see the “Employment Agreements with Officers” section of our Compensation Discussion and Analysis, above.

Indemnification and insurance. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of our Board members for breaches of their fiduciary duties.

No loans to officers or directors. We currently have no outstanding loans to any officers or directors. Furthermore, our Board of Directors has resolved that we shall not offer or provide any loans to any officer or director of the Company.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such reports be incorporated by reference into any future filings made by us under those statutes.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act requires Active Power’s directors, executive officers, and 10% stockholders to file forms with the SEC to report their ownership of Active Power shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Active Power. We have reviewed all forms provided to us. Based solely on that review, Active Power believes that, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied.

ANNUAL REPORT

A copy of our Annual Report to Stockholders for 2008 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

ANNUAL REPORT ON FORM 10-K

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 3, 2009. Stockholders may obtain a copy of this report, without charge, by writing to the attention of Investor Relations, at our principal executive offices, located at 2128 W. Braker Lane, BK 12, Austin, Texas 78758.

THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

Dated: April 15, 2009

2128 W. BRAKER LANE BK12 AUSTIN, TEXAS 78758

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Active Power, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Active Power, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11761	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

ACTIVE POWER, INC.	For	Withhold	For All	To withhold authority to vote for any individual
The Board of Directors recommends a vote FOR the directors listed below and a vote FOR the listed	All	All	Except	nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
proposals. This Proxy, when properly executed, will be voted as specified hereon.	☐	☐	☐

1.

TO ELECT THE FOLLOWING NOMINEES AS DIRECTORS:

Class III Directors to serve for a three-year term ending at the 2012 annual meeting of stockholders or until their successors are duly elected and qualified:

01)  Ake Almgren

02)  James E. deVenny III

03)  Robert S. Greenberg

					For	Against	Abstain

2.	TO APPROVE A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN DIRECTORS AND EXECUTIVE OFFICERS.				☐	☐	☐

3.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR ACTIVE POWER, INC. FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.				☐	☐	☐

In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the Annual Meeting.

If no specification is made, this Proxy will be voted “FOR” the election of the directors listed above and “FOR” the listed proposals.

IMPORTANT: Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M11762

ACTIVE POWER, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders (the “Annual Meeting”) of Active Power, Inc., a Delaware corporation (“Active Power”), and the related Proxy Statement dated April 15 , 2009, and appoints John K. Penver and James A. Clishem, each the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Active Power, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting to be held May 14, 2009 at 2128 W. Braker Lane BK12, Austin, Texas 78758, at 1:00 p.m. Central Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting. The shares represented by this Proxy shall be voted in the manner set forth hereon.

(continued and to be signed on the reverse)